Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-251835
333-251835-01
333-251835-02
333-251835-03
333-251835-04
333-251835-05
333-251835-06
333-251835-07
333-251835-08
333-251835-09
This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT, DATED JANUARY 4, 2021
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 30, 2020)
$

MercadoLibre, Inc.
$      % Sustainability Notes due 20
$      % Notes due 20
We are offering $    aggregate principal amount of our $      % sustainability notes due 20   (the “20   Sustainability Notes”) and $    aggregate principal amount of our $      % notes due 20   (the “20   Notes” and, collectively with the 20   Sustainability Notes, the “Notes”).
We will pay interest on the Notes on     and     of each year, beginning on    , 2021. The 20   Sustainability Notes will mature on    , 20   , and the 20   Notes will mature on    , 20  .
Certain of our subsidiaries (the “Subsidiary Guarantors”) will fully and unconditionally guarantee the payment of principal, premium, if any, interest, and all other amounts in respect of each of the Notes (the “Subsidiary Guarantees”). The initial Subsidiary Guarantors are MercadoLibre S.R.L., Ibazar.com Atividades de Internet Ltda., eBazar.com.br Ltda., Mercado Envios Servicos de Logistica Ltda., MercadoPago.com Representações Ltda., MercadoLibre Chile Ltda., MercadoLibre, S. de R.L. de C.V., DeRemate.com de México, S. de R.L. de C.V. and MercadoLibre Colombia Ltda.
The Notes will rank equally in right of payment with all of our other existing and future senior unsecured debt obligations from time to time outstanding. Each Subsidiary Guarantee will rank equally in right of payment with all of the Subsidiary Guarantor’s other existing and future senior unsecured debt obligations from time to time outstanding, except for statutory priorities under applicable local law.
We may, at our option, redeem the 20   Sustainability Notes, in whole or in part, at any time prior to    , 20   (the date that is    months prior to the maturity of the 20   Sustainability Notes) and the 20   Notes, in whole or in part, at any time prior to    , 20   (the date that is    months prior to the maturity of the 20   Notes), in each case by paying 100% of the principal amount of such Notes so redeemed plus the applicable “make-whole” amount and accrued and unpaid interest and additional amounts, if any. We may, at our option, redeem the 20   Sustainability Notes, in whole or in part, on    , 20   or at any time thereafter and the 20   Notes on    , 20   or at any time thereafter, in each case at the redemption price of 100% of the principal amount of such Notes so redeemed plus accrued and unpaid interest and additional amounts, if any. If we experience certain change of control triggering events, we may be required to offer to purchase the notes at 101% of their principal amount plus any accrued and unpaid interest thereon through the purchase date. See “Description of Notes—Change of Control” in this prospectus supplement. Each series of Notes may also be redeemed in whole, but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, upon the occurrence of specified events relating to tax laws or treaties of certain relevant jurisdictions. See “Description of Notes—Optional Redemption Upon Tax Event” in this prospectus supplement.
We intend to apply to list the Notes on the Nasdaq Bond Exchange. Currently, there is no public market for the Notes.
Investing in our Notes involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and page 8 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Notes.
	Price to Public(1)	Underwriting Discounts(2)	Proceeds to the Company, Before Expenses(3)
20 Sustainability Notes
Per Note	%	%	%
Total	$	$	$
20 Notes
Per Note	%	%	%
Total	$	$	$
Total	$	$	$
(1)	Plus accrued interest, if any, from , 2021.
(2)	See “Underwriting” beginning on page S-54 of this prospectus supplement for additional information regarding the underwriting discounts and estimated expenses.
(3)	Before deducting expenses payable by us related to this offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), against payment in New York, New York on or about January   , 2021.
Joint Book-Running Managers
BNP PARIBAS	BofA Securities	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan
Sustainability Coordinators
BNP PARIBAS	J.P. Morgan
Prospectus Supplement dated January   , 2021

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Notes offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated therein, before buying any of the securities being offered under this prospectus supplement. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and documents incorporated by reference therein.
This prospectus supplement and the accompanying prospectus incorporate certain documents by reference (see “Information Incorporated by Reference” in the accompanying prospectus), including our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 14, 2020, as amended by Amendment No.1 to our Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on December 23, 2020 (as so amended, the “2019 Form 10-K”).
We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, and any related free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” in the accompanying prospectus.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
S-ii

This communication is only being distributed to and is only directed at:
(i)	persons who are outside the UK or
(ii)	investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or
(iii)
high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”).

The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
In connection with this offering, the underwriters (or persons acting on behalf of any underwriters) may over-allot the Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on behalf of any underwriters) will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the relevant underwriter (or persons acting on behalf of any underwriters) in accordance with all applicable laws and rules.
We are not making any representation to any purchaser regarding the legality of an investment in the Notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus supplement to be legal, business or tax advice. You should consult your own advisor for legal, financial, business and tax advice regarding any investment in the Notes.
We reserve the right to withdraw this offering of the Notes at any time, and we and the underwriters reserve the right to reject any commitment to subscribe the Notes in whole or in part and to allot to any prospective investor less than the full amount of Notes sought by that investor.
You must comply with all applicable laws and regulations in force in your jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the Notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.
Unless expressly indicated or the context suggests otherwise, references in this prospectus to “MercadoLibre,” the “Company,” “we,” “us” and “our” refer to MercadoLibre, Inc. and its consolidated subsidiaries.
S-iii

SUMMARY
This summary description highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. This summary does not contain all of the information you should consider before deciding to invest in our Notes. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement on page S-12, in the accompanying prospectus on page 8 and in our 2019 Form 10-K.
You also should carefully read the information incorporated by reference into the accompanying prospectus, including our financial statements, and the other information in the exhibits to the registration statement of which the accompanying prospectus is a part.
About MercadoLibre
MercadoLibre is the largest online commerce ecosystem in Latin America.
Our platform is designed to provide users with a complete portfolio of services to facilitate commercial transactions. We are a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on the number of unique visitors and page views. We also operate online commerce platforms in the Dominican Republic, Honduras, Nicaragua, El Salvador, Panama, Bolivia, Guatemala and Paraguay.
Through our platform, we provide buyers and sellers with a robust environment that fosters the development of a large e-commerce community in Latin America, a region with a population of over 644 million people and with one of the fastest-growing Internet penetration rates in the world. We believe that we offer technological and commercial solutions that address the distinctive cultural and geographic challenges of operating an online commerce platform in Latin America.
We offer our users an ecosystem of six integrated e-commerce services: the Mercado Libre Marketplace, the Mercado Pago FinTech platform, the Mercado Envios logistics service, the MercadoLibre Classifieds service, the MercadoLibre advertising solution and the Mercado Shops online webstores solution.
The Mercado Libre Marketplace, which we sometimes refer to as our marketplace, is a fully-automated, topically-arranged and user-friendly online commerce platform, which can be accessed through our website and mobile app. This platform enables both businesses and individuals to list merchandise and conduct sales and purchases online.
Mercado Pago is our financial technology (FinTech) solution, designed to facilitate transactions both on and off our marketplaces by providing a mechanism that allows our users to securely, easily and promptly send and receive payments online. Outside of our marketplaces, Mercado Pago allows merchants to process transactions via their websites and mobile apps, as well as in their brick-and-mortar stores through QR codes and mobile points of sale (“MPOS”) devices. It also enables users to easily transfer money to each other. Through Mercado Fondo, our asset management product, our users are able to invest the outstanding balance on their Mercado Pago account at competitive rates and in a simple way. Mercado Credito, our lending solution, provides financing to merchants for their working capital needs and to consumers for their purchases on our platform.
To further enhance our suite of e-commerce services, we launched the Mercado Envios shipping program in Brazil, Argentina, Mexico, Colombia, Chile and Uruguay. Through Mercado Envios, we offer a cost-efficient way to utilize our existing distribution chain to fulfill sales on our platform. Sellers that opt into the program are able to offer a uniform and seamlessly integrated shipping experience to their buyers at competitive prices. As of September 30, 2020, we also offer free shipping to buyers in Brazil, Argentina, Mexico, Chile and Colombia.
Through MercadoLibre Classifieds, our online classified listing service, our users can also list and purchase vehicles, real estate and services in the countries where we operate. Classifieds listings differ from Marketplace listings as they only charge optional placement fees and not final value fees. Our classifieds pages are also a major source of traffic to our platform.
Furthermore, we developed our MercadoLibre advertising platform enable businesses to promote their products and services on the Internet. Through this platform, MercadoLibre’s sellers and large advertisers are able to display ads on our webpages.

Additionally, through Mercado Shops, our online store solution, users can set-up, manage and promote their own online store. These stores are hosted by MercadoLibre and offer integration with the marketplace, and payment and advertising services we offer. Users can pay monthly subscriptions for enhanced functionality and value added services on their store.
Our Strategy
Our main focus is to serve people in Latin America by enabling wide access to retail and payments e-commerce services, providing compelling technology-based solutions that democratize commerce and money, thus contributing to the development of a large and growing digital economy in a region with a population of over 644 million people and one of the fastest-growing Internet penetration rates in the world.
We serve our buyers by giving them access to a broad and affordable variety of products and services, a selection we believe to be larger than otherwise available to them via other online and offline sources serving our Latin American markets. We believe we serve our sellers by giving them access to a larger and more geographically diverse user base at a lower overall cost and investment than offline venues serving our Latin American markets. Additionally, we provide payment settlement services to facilitate such transactions, and advertising solutions to promote them. We also serve our users by making capital more accessible through different credit products, fostering entrepreneurship and social mobility, with the goal of creating significant value for our stakeholders.
More broadly, we strive to make markets more efficient through technology and in that process also generate value for our stockholders.
To achieve these objectives, we intend to pursue the following strategies:
•
Continue to improve shopping experience for our users. We intend to continually enhance our e-commerce ecosystem in order to better serve individuals, brands, retailers and other businesses that want to buy or sell goods and services online in a convenient, simple and safe way. We are committed to continued investing in the development of new tools and technologies that facilitate web and mobile commerce on our platform. Within our constant focus on innovation, a key component of user experience is the vertical solutions we offer across key categories. We will continue to focus on improving the functionality of our websites and apps, building a verticalized experience in key categories, driving increased usage of our payments and shipping solutions to deliver a more efficient and safe shopping experience and providing our users with the help of a dedicated customer support department. We will continue to focus on increasing purchase frequency and transaction volumes from our existing users, including the development of our Mercado Puntos loyalty program for frequent buyers.

•
Continue to grow our business and maintain market leadership. We focus on growing our business, achieving as many scale-related competitive advantages and strengthening our position as a preferred commerce and payments platform in each of the markets in which we operate. We also intend to grow our business and maintain our leadership by taking advantage of the expanding potential user base that has resulted from the growth of Internet penetration rates in Latin America. We intend to achieve these goals through organic growth, by introducing our business in new countries and entering new category segments, by launching new transactional business lines, and through potential strategic acquisitions of key businesses and assets.

•
Expand into additional transactional service offerings. Our strategic focus is to enable online transactions of multiple types of goods and services throughout Latin America. Consequently, we strive to launch online transactional offerings in new product and service categories where we believe business opportunities exist. These new transactional offerings include, but are not limited to, efforts involving: (a) offering additional product categories in our marketplace, (b) expanding our presence in vehicle, real estate and services classifieds, (c) maximizing utilization of Mercado Pago on our platform and expanding off-platform in online and offline transactions, (d) maximize the value and usage of account money through investments in Mercado Fondo, (e) maximizing utilization of Mercado Envios, (f) expanding our Mercado Credito service, (g) offering enterprise software solutions to our online commerce business clients and (h) expanding our advertising offerings. We believe that a significant portion of our growth will be derived from these new or expanded product and service launches in the future.

•
Increase monetization of our transactions. We focus on improving the revenue generation capacity of our business by implementing initiatives designed to maximize the revenues we generate from transactions on our platform. Some of these initiatives include increasing our fee structure, selling advertising on our platform, offering other e-commerce services and expanding our fee-based features.

•
Take advantage of the natural synergies that exist between our services. We strive to leverage our various services and our Mercado Puntos loyalty program, to promote greater cross-usage and synergies, thereby creating a fully integrated ecosystem of e-commerce offerings. Consequently, we will continue to promote the adoption of our Mercado Envios logistics solution, our advertising solution, and our Mercado Pago payments solution on our Marketplace.

Recent Developments
We expect to announce our results for the fourth quarter of 2020 and for the full year 2020 on February 24, 2021. While not final, and subject to adjustment as we complete our review, our preliminary data indicates that the gross merchandise volume (GMV) on MercadoLibre Marketplace and the total payment volume (TPV) using MercadoPago, including marketplace and non-marketplace transactions, were both up significantly for the fourth quarter of 2020, as compared to the same period in the prior year, and for the full year 2020 as compared to 2019. The growth was partially driven by consumer behavior due to COVID-19 which may not continue in 2021.
Based on preliminary internal analysis, we expect that revenue growth for the fourth quarter of 2020, as compared to the same quarter in 2019, will be generally in line with recent quarters. We also expect continued improvement in income (loss) from operations, both in absolute terms and as a percentage of net revenues (operating margin), in each case comparing fourth quarter of 2020 to fourth quarter of 2019. This will result in a loss from operations for the fourth quarter of 2020, which will be smaller than for the fourth quarter of 2019. When compared to the third quarter of 2020, the expected decline in income (loss) from operations during the fourth quarter of 2020 is primarily driven by significant seasonal spending on logistics and marketing to drive revenue growth during the holiday shopping season.
The information provided above is preliminary, and our actual operating results for the fourth quarter and full year may materially differ from this information. We have not completed our quarter-end and year-end closing and review procedures, we have not prepared our financial statements, and our auditors have not begun audit procedures; the information is subject to change as a result of those procedures. The information constitutes forward-looking statements, and we caution you that these statements are subject to risks and uncertainties, including those referred to under “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements and Market Data” in this prospectus supplement.

THE OFFERING
Issuer
MercadoLibre, Inc., a Delaware corporation.
Subsidiary Guarantors
MercadoLibre S.R.L., a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Argentina.
Ibazar.com Atividades de Internet Ltda., a limited liability company (sociedade limitada), organized under the laws of Brazil.
eBazar.com.br Ltda., a limited liability company (sociedade limitada), organized under the laws of Brazil.
Mercado Envios Servicos de Logistica Ltda., a limited liability company (sociedade limitada), organized under the laws of Brazil.
MercadoPago.com Representações Ltda., a limited liability company (sociedade limitada), organized under the laws of Brazil.
MercadoLibre Chile Ltda., a limited liability company (sociedad de responsabilidad limitada), organized under the laws of Chile.
MercadoLibre, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico.
DeRemate.com de México, S. de R.L. de C.V. a limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico.
MercadoLibre Colombia Ltda., a limited liability company (sociedad de responsabilidad limitada), organized under the laws of Colombia.
The initial Subsidiary Guarantors represented in the aggregate 91.4% of our consolidated total revenues for the nine-month period ended September 30, 2020.
Notes Offered
$    aggregate principal amount of $        % Sustainability Notes due 20    (the “20    Sustainability Notes”) and
$    aggregate principal amount of $        % Notes due 20    (the “20    Notes”).
Issue Date
The Notes will be issued on     , 2021.
Maturity Date
The 20    Sustainability Notes will mature on     , 20   .
The 20    Notes will mature on     , 20   .
Interest
Interest on the 20    Sustainability Notes will accrue at the rate of    % per year and will be payable semi-annually in arrears on     and     of each year, commencing on     , 2021.

Interest on the 20    Notes will accrue at the rate of    % per year and will be payable semi-annually in arrears on     and     of each year, commencing on      , 2021.
Calculation of Interest
Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Subsidiary Guarantees
The Notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors.
Ranking
The Notes will be senior unsecured obligations of the Company, and rank equal in right of payment with all other existing and future senior unsecured indebtedness of the Company.
The Subsidiary Guarantee of each Subsidiary Guarantor will rank equal in right of payment with all other existing and future senior unsecured indebtedness of that Subsidiary Guarantor, except for statutory priorities under applicable local law.
As of September 30, 2020, we had consolidated total liabilities of $3,942.2 million, including consolidated total indebtedness of $1,236.5 million and $337.1 million of secured indebtedness. Our non-guarantor subsidiaries, taken together, had $429.2 million of our consolidated total liabilities and $159.2 million of our consolidated total indebtedness, including $68.3 million of secured indebtedness. As of the same date, after giving effect to this offering and the application of the net proceeds from this offering as described under “Use of Proceeds” in this prospectus supplement, we would have had consolidated total indebtedness of $    .
See “Risk Factors—Risks Relating to our Debt Securities and Guarantees” in the accompanying prospectus.
Optional Redemption
At any time prior to     , 20   (with respect to the 20   Sustainability Notes), or    , 20   (with respect to the 20   Notes) (each such date with respect to the applicable series of the Notes, the “Par Call Date”), the Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price based on a “make-whole” premium. On or after the Par Call Date, the Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at par plus accrued and unpaid interest thereon to, but excluding, the redemption date. We may make any redemption or redemption notice subject to the satisfaction of conditions precedent, which would allow the redemption date to be delayed until such time (but not more than 60 days after the date of such notice of redemption). See “Description of Notes—Optional Redemption” and “Description of Notes—Optional Redemption—Optional Redemption Procedures” in this prospectus supplement.

Each series of Notes may, at our option, be redeemed, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest together with additional amounts, if any, upon the occurrence of specified events relating to taxes imposed by Relevant Jurisdictions (as defined in “Description of Notes—Additional Amounts”, as described under “Description of Notes—Optional Redemption Upon Tax Event” in this prospectus supplement.
Change of Control
Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of Notes” of this prospectus supplement), we will be required to make an offer to purchase the Notes of each series at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon through the purchase date. See “Description of Notes—Change of Control” and “—Certain Definitions” of this prospectus supplement.
Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of Notes” of this prospectus supplement), we will have the right to redeem all of the Notes at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest, if any, to, but not including the date of redemption following the consummation of such Change of Control Repurchase Event if at least 90% of the Notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event. See “Description of Notes—Change of Control” and “—Certain Definitions” of this prospectus supplement.
Certain Covenants
The provisions of the Indenture (as defined herein) governing the Notes of each series will, among other things, limit our ability to:
•	create liens;
•	enter into sale and lease-back transactions; and
•	merge, consolidate or sell all or substantially all of our assets.
These covenants are subject to a number of important exceptions, limitations and qualifications.
Additional Amounts
Subject to certain limitations, if a Relevant Jurisdiction requires Taxes to be deducted or withheld from payments on or in respect of the Notes, including if a Subsidiary Guarantor is obligated to deduct any withholding Taxes from payments made under a Subsidiary Guarantee, those payments will be increased by additional amounts. No additional amounts will be paid with respect to any present or future withholding Tax imposed by or within the United States. See “Description of Notes—Additional Amounts.”
Use of Proceeds
We intend to allocate an amount equal to the net proceeds from the sale of the 20   Sustainability Notes, which

we estimate will be approximately $     , to finance or refinance, in whole or in part, one or more new or existing Eligible Projects (as defined in “Use of Proceeds—Use of Proceeds for the 20   Sustainability Notes” in this prospectus supplement).
We intend to apply the net proceeds of the 20   Notes offering, which we estimate will be approximately $     , to general corporate purposes. See “Use of Proceeds” in this prospectus supplement.
Form and Denomination
The Notes will be issued in the form of one or more Global Notes without coupons, registered in the name of a nominee of DTC, as depositary. The Notes will be issued in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. See “Legal Ownership and Book-Entry Issuance of Debt Securities” in the accompanying prospectus.
Listing
We intend to apply to list the Notes on the Nasdaq Bond Exchange. The listing application will be subject to approval by Nasdaq Bond Exchange. If such a listing is obtained, we have no obligation to maintain it, and we may delist the Notes at any time.
CUSIP
The CUSIP for the 20   Sustainability Notes is    .
The CUSIP for the 20   Notes is    .
ISIN
The ISIN for the 20   Sustainability Notes is    .
The ISIN for the 20   Notes is    .
Trustee, Registrar, Transfer Agent and Paying Agent
The Bank of New York Mellon.
Governing Law
The Indenture, the Notes and the Subsidiary Guarantees will be governed by and construed in accordance with the laws of the State of New York.
Risk Factors
Before investing in the Notes, you should carefully consider discussions under “Risk Factors” beginning on page S-12 in this prospectus supplement and page 8 in the accompanying prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION
The following summary consolidated financial data is qualified by reference to and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes in our 2019 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated by reference into the accompanying prospectus. The results of operations for the nine-month period ended September 30, 2020 are not necessarily indicative of the results that might be expected for the full year ended December 31, 2020.
The figures in the table below are derived from our unaudited consolidated financial statements as of and for the nine-month period ended September 30, 2020 and our audited consolidated financial statements as of and for the year ended December 31, 2019.
Statement of Income Data
	Nine-month period ended September 30,		Year ended December 31,
(In millions)	2020(*)	2019(*)	2019(*)	2018(*)	2017(*)
Net revenues	$2,646.2	$1,622.0	$2,296.3	$1,439.7	$1,216.5
Cost of net revenues	(1,426.0)	(828.3)	(1,194.2)	(742.6)	(496.9)
Gross profit	1,220.2	793.8	1,102.1	697.0	719.6

Operating expenses:
Product and technology development	(235.5)	(165.8)	(223.8)	(146.3)	(127.2)
Sales and marketing	(620.2)	(564.3)	(834.0)	(482.4)	(325.4)
General and administrative	(211.7)	(148.0)	(197.5)	(137.8)	(122.2)
Impairment of Long-Lived Assets	—	—	—	—	(2.8)
Loss on Deconsolidation of Venezuelan Subsidiaries	—	—	—	—	(85.8)
Total operating expenses	(1,067.4)	(878.0)	(1,255.3)	(766.5)	(663.3)
Income (loss) from operations	152.8	(84.3)	(153.2)	(69.5)	56.3

Other income (expenses):
Interest income and other financial gains	80.1	86.6	113.5	42.0	45.9
Interest expense and other financial losses	(75.1)	(44.7)	(65.9)	(56.2)	(26.5)
Foreign currency (losses) gains	(32.5)	(1.9)	(1.7)	18.2	(21.6)
Net income (loss) before income tax expense	125.3	(44.3)	(107.2)	(65.5)	54.1

Income tax (expense) gain	(75.5)	(73.7)	(64.8)	28.9	(40.3)
Net income (loss)	$49.9	$(118.0)	(172.0)	(36.6)	13.8
(*)	The table above may not total due to rounding.
	Nine-month period ended September 30,		Year ended December 31,
	2020	2019	2019	2018	2017
Earnings per share data:
Basic net (loss) income available to common stockholders per common share	$0.94	$(2.60)	$(3.71)	$(0.82)	$0.31
Diluted net (loss) income per common share	0.94	(2.60)	(3.71)	(0.82)	0.31
Weighted average shares(1):
Basic	49,713,621	48,350,165	48,692,906	44,529,614	44,157,364
Diluted	49,713,621	48,350,165	48,692,906	44,529,614	44,157,364
Cash dividends declared (per share)	—	—	—	—	0.600
(1)	Shares outstanding at September 30, 2020 were 49,776,613.

Balance Sheet Data
	As of September 30,	As of December 31,
(In millions)	2020	2019	2018
Balance sheet data:
Total assets	$5,737.7	$4,781.7	$2,239.5
Non-current loans payables and other financial obligations	618.3	631.4	602.2
Total liabilities	3,942.2	2,699.7	1,902.8
Net assets	1,795.5	2,082.0	336.7
Redeemable convertible preferred stock(1)	49.4	98.8	—
Common stock	0.05	0.05	0.05
Total equity	1,746.1	1,983.1	336.7
(1)
Shares outstanding at September 30, 2020 were 50,000. In November 2020, a holder converted the remaining 50,000 shares of preferred stock into 104,230 shares of our common stock. In December 2020, we made a dividend distribution on the preferred stock of U.S.$7.11 per share.

Other Data
The following table includes eight key performance indicators, which are calculated as defined in the footnotes to the table. Each of these indicators provides a different measure of the level of activity on our platform, and we use them to monitor the performance of the business.
	Nine–month period Ended September 30,		Year ended December 31,
(In millions)	2020	2019	2019	2018	2017
Unique active users(1)	112.5	61.1	N/A	N/A	N/A
Number of confirmed new registered users during period(2)	46.8	38.6	53.2	55.5	37.7
Gross merchandise volume(3)	14,361.4	10,126.1	13,997.4	12,504.9	11,749.3
Number of successful items sold(4)	489.9	269.4	378.9	334.7	270.1
Number of successful items shipped(5)	435.2	214.3	306.9	221.7	150.7
Total payment volume(6)	33,814.8	19,721.7	28,389.9	18,455.9	13,731.7
Total volume of payments on marketplace(7)	13,615.4	9,393.7	13,051.7	11,274.5	9,627.6
Total payment transactions(8)	1,255.2	552.5	838.0	389.3	231.4
Capital expenditures	166.8	100.8	141.4	102.0	83.5
Depreciation and amortization	72.4	52.5	73.3	45.8	40.9
(1)
New or existing user who performed at least one of the following actions during the reported period: (1) made one purchase, or reservation, or asked one question or MercadoLibre Marketplace or Classified Marketplace (2) maintained an active listing on MercadoLibre Marketplace or Classified Marketplace (3) maintained an active account in Mercado Shops (4) made a payment, money transfer, collection and/or advance using Mercado Pago (5) maintained an outstanding credit line through Mercado Credito or (6) maintained a balance of more than $5 invested in a Mercado Fondo asset management account. Management uses this metric to evaluate the size of our community of users who interact with the ecosystem and of which we have the opportunity to generate further engagement. With the changes in our business we believe it provides a better indication of our active user base rather than a registration metric that does not reflect any sort of interaction.

(2)	Measure of the number of new users who have registered on the Mercado Libre Marketplace and confirmed their registration, excluding Classifieds users.
(3)	Measure of the total U.S. dollar sum of all transactions completed through the Mercado Libre Marketplace, excluding Classifieds transactions.
(4)	Measure of the number of items that were sold/purchased through the Mercado Libre Marketplace, excluding Classifieds items.
(5)	Measure of the number of items that were shipped through our shipping service.
(6)	Measure of the total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions.
(7)	Measure of the total U.S. dollar sum of all marketplace transactions paid for using Mercado Pago, excluding shipping and financing fees.
(8)	Measure of the number of all transactions paid for using Mercado Pago.

Summarized Financial Information – Obligor Group
The Notes offered hereby are the general unsecured senior obligations of MercadoLibre and will be guaranteed by the Subsidiary Guarantors fully and unconditionally on a joint and several basis. Each Subsidiary Guarantee will rank equally in right of payment with all of the Subsidiary Guarantor’s other existing and future senior unsecured debt obligations from time to time outstanding, except for statutory priorities under applicable local law.
Each Subsidiary Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Subsidiary Guarantee could be significantly less than amounts payable with respect to the Notes, or a Subsidiary Guarantor may have effectively no obligation under its Subsidiary Guarantee.
Under the Indenture, the Subsidiary Guarantee of a Subsidiary Guarantor will terminate upon: (i) the sale, exchange, disposition or other transfer (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Company or a Subsidiary) otherwise permitted by the Indenture, (ii) satisfaction of the requirements for legal or covenant defeasance or discharge of the Notes, (iii) the release or discharge of the guarantee by such Subsidiary Guarantor of the Triggering Indebtedness (as defined below under “Description of Notes”) or the repayment of the Triggering Indebtedness, in each case, that resulted in the obligation of such Subsidiary to become a Subsidiary Guarantor, provided that in no event shall the Subsidiary Guarantee of an Initial Subsidiary Guarantor terminate pursuant to this provision, or (iv) such Subsidiary Guarantor becoming an Excluded Subsidiary (as defined below under “Description of Notes”) or ceasing to be a Subsidiary.
We are presenting the following summarized financial information for the issuer and the initial Subsidiary Guarantors (together, the “Obligor Group”) pursuant to Rule 13-01 of Regulation S-X, Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. For purposes of the following summarized financial information, transactions between the Company and the Subsidiary Guarantors, presented on a combined basis, have been eliminated. Financial information for the non-guarantor subsidiaries, and any investment in a non-guarantor subsidiary by the Company or by any Subsidiary Guarantor, have been excluded. Amounts due from, due to and transactions with the non-guarantor subsidiaries and other related parties, as applicable, have been separately presented.
During the fourth quarter of 2020, the Company’s management decided to change the allocation of compensation costs among certain of our subsidiaries on a retrospective basis as of January 1, 2020. This change will affect the amounts presented as outstanding balances and transactions of the Obligor Group with the non-guarantor subsidiaries as of and for the nine-month period ended September 30, 2020. The amounts presented below do not give effect to this change, which would have reduced Net income of the Obligor Group by approximately $11-14 million for the nine-month period ended September 30, 2020. This change does not have a material effect on the Company’s consolidated financial statements because intra-group balances and transactions are eliminated for consolidation purposes.
Summarized balance sheet information for the Obligor Group as of September 30, 2020 and as of December 31, 2019 is provided in the table below:
(in millions)	September 30, 2020	December 31, 2019
Current assets(*)(**)	4,379.9	3,405.3
Non-current assets(***)	725.7	906.4
Current liabilities(****)	2,719.8	1,587.9
Non-current liabilities	868.9	864.7
Redeemable convertible preferred stock	49.4	98.8
(*)
Includes restricted cash and cash equivalents of $ 455.2 million and $ 29.3 million and guarantees in short-term investments of $ 663.6 million and $ 522.8 million as of September 30, 2020 and December 31, 2019, respectively.

(**)	Includes Current assets from non-guarantor subsidiaries of $84.4 million and $47.0 million as of September 30, 2020 and December 31, 2019, respectively.
(***)	Includes Non-current assets from non-guarantor subsidiaries of $51.3 million and $30.2 million as of September 30, 2020 and December 31, 2019, respectively.
(****)	Includes Current liabilities to non-guarantor subsidiaries of $58.6 million and $34.6 million as of September 30, 2020 and December 31, 2019, respectively.

Summarized statement of income information for the Obligor Group for the nine-month period ended September 30, 2020 and the year ended December 31, 2019 is provided in the table below:
(in millions)	Nine-month period ended September 30, 2020	Year ended December 31, 2019
Net revenues(*)	2,458.4	2,177.6
Gross profit(**)	1,054.1	994.2
Income (loss) from operations(***)	88.4	(169.8)
Net income (loss)	6.6	(183.1)
(*)
Includes Net revenues from transactions with non-guarantor subsidiaries of $38.6 million and $32.7 million for the nine-month period ended September 30, 2020 and for the year ended December 31, 2019, respectively.

(**)
Includes charges from transactions with non-guarantor subsidiaries of $126.3 million and $58.0 million for the nine-month period ended September 30, 2020 and for the year ended December 31, 2019, respectively.

(***)
In addition to the charges included in Gross profit, Income (loss) from operations includes charges from transactions with non-guarantor subsidiaries of $95.7 million and $80.4 million for the nine-month period ended September 30, 2020 and for the year ended December 31, 2019, respectively.

RISK FACTORS
Investing in our Notes involves risk. Before making an investment decision, you should carefully consider all risk factors set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus supplement.
Risks Related to the Notes and Subsidiary Guarantees
The Notes currently have no established trading or other public market, and an active trading market may not develop for the Notes.
Although we intend to apply for listing of the Notes for trading on Nasdaq Bond Exchange, no assurance can be given that the Notes will become or will remain listed. The listing application will be subject to approval by Nasdaq. Such listing may not be obtained, and the failure to obtain such listing will not be an event of default under the Notes or the Indenture. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.
We have been informed by the underwriters that they currently intend to make a market in these Notes after this offering is completed. However, the underwriters are under no obligation to do so, and one or more underwriters may cease market-making at any time.
We cannot assure you that any market for the Notes will develop, or if one does develop, that it will be liquid. If the Notes are traded, they may trade at a discount from their initial offering price, depending on the number of holders of the Notes, the interest of securities dealers in making a market for the Notes, prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition, the prospects for companies in our industry generally and other factors. If an active trading market does not develop, the market price and liquidity of the Notes may be adversely affected. As a result, we cannot ensure you that you will be able to sell any of the Notes at a particular time, at attractive prices, or at all. Thus, you may be required to bear the financial risk of your investment in the Notes indefinitely.
We may be unable to make a change of control offer that will be required by the indenture governing the Notes, which would cause defaults under the indenture governing the Notes.
The terms of the Notes will require us to make an offer to repurchase the Notes upon the occurrence of a specified change of control event at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest to the date of the purchase. Other financing arrangements we may enter into may also require repayment of amounts outstanding in the event of a specified change of control event and limit our ability to fund the repurchase of your Notes. It is possible that we will not have sufficient funds at the time of the specified change of control event to make the required repurchase of Notes or that restrictions in our credit facilities and other financing arrangements will not allow the repurchases. See “Description of Notes—Change of Control” in this prospectus supplement.
There can be no assurance that we will make disbursements for projects with the specific characteristics described in the “Use of Proceeds” section in an amount equal to the proceeds from the sale of the Notes.
We intend to allocate an amount equal to the net proceeds from the sale of the 20   Sustainability Notes to finance or refinance one or more new or existing Eligible Projects (as defined in “Use of Proceeds” in this prospectus supplement), but we have significant flexibility in allocating the proceeds from this offering of 20   Sustainability Notes. There can be no assurance that funds in an amount equal to the net proceeds will be disbursed for Eligible Projects or that any such Eligible Projects will be implemented in any specific manner or in accordance with a specific timetable or at all. No assurance can be given that any projects funded with the proceeds from the 20   Sustainability Notes will meet investor expectations regarding green or social performance. Adverse social or environmental impacts may occur during the design, construction and operation of the projects.
None of the underwriters for this offering or the trustee are responsible for assessing or verifying whether or not the projects to which we allocate the proceeds of the 20   Sustainability Notes meet the criteria described in “Use of Proceeds” or for the monitoring of the use of proceeds. Neither the terms of the 20   Sustainability Notes nor the indenture require us to use the proceeds as described under “Use of Proceeds,” and any failure by us to comply with the intended use of proceeds will not constitute a breach of or an event of default under the 20   Sustainability Notes or the indenture.

Prospective investors should carefully review the information set out in this prospectus supplement regarding such use of the net proceeds and must determine for themselves the relevance of such information for the purpose of any investment in the 20   Sustainability Notes together with any other investigation such investor deems necessary. In particular, no assurance is given by us, any underwriter or the trustee that the 20   Sustainability Notes will satisfy (or will continue to satisfy) any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable laws or regulations or by its own by-laws or other governing rules or investment portfolio mandates, ratings mandates or other independent expectations, in particular with regard to any direct or indirect environmental, sustainability or social impact of any projects funded with the proceeds of the 20   Sustainability Notes. Any failure by us to allocate an amount equal to the net proceeds from the sale of the 20   Sustainability Notes to one or more Eligible Projects or the failure of those investments or financings to satisfy investor expectations or requirements could have a material adverse effect on the market price of the 20   Sustainability Notes.
There is no legal, regulatory or market definition of or standardized criteria for what constitutes a “green,” “social,” “sustainable” or other equivalently labeled project, and any such designations made by third parties with respect to the 20   Sustainability Notes may not be suitable for the investment criteria of an investor.
There is currently no market consensus or clear definition (legal, regulatory or otherwise) of what precise attributes are required for a particular project or series of notes to be defined as “green,” “social” or “sustainable.” Accordingly, no assurance can be given to investors that any Eligible Projects selected to receive an allocation of funds from the net proceeds of the 20   Sustainability Notes will meet any or all investor expectations regarding such “green,” “social,” “sustainable” or other equivalently-labeled performance objectives, or that adverse social or environmental impacts will not occur during the implementation of any Eligible Projects funded by the proceeds from the 20   Sustainability Notes or that the Eligible Projects will not be subject to controversy or to criticism by activist groups or other stakeholders.
We do not know whether the 20   Sustainability Notes will be included in any green bond or similar index. If the 20   Sustainability Notes are included in any green bond or similar index, there is no assurance that such inclusion will satisfy any present or future investor expectations, investment portfolio mandates or other investment criteria or guidelines or that the 20   Sustainability Notes will continue to be included in such index until maturity.
No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us) in connection with the issuance of the Framework or the 20   Sustainability Notes. For the avoidance of doubt, no such opinion or certification is, nor should it be deemed to be, incorporated into this prospectus supplement and the accompanying prospectus. No such opinion or certification is, nor should it be deemed to be, a recommendation by MercadoLibre, any underwriter or any other person to buy, sell or hold the 20   Sustainability Notes. Any such opinion or certification is only current as of the date that opinion or certification was initially issued. Prospective investors must determine for themselves the relevance of any such opinion or certification or the information contained therein for the purpose of any investment in the 20   Sustainability Notes. To our knowledge, the providers of such opinions and certifications are not currently subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion or certification or any additional opinion or certification attesting that we are not complying in whole or in part with any matters for which such opinion or certification is opining or certifying may have a material adverse effect on the value of the 20   Sustainability Notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.
The trading price of the 20   Sustainability Notes may be negatively affected to the extent that perception by investors of the suitability of the notes as “sustainable” bonds deteriorates or demand for sustainability-themed investment products diminishes.
Perception by investors of the suitability of the 20   Sustainability Notes as “sustainable” bonds could be negatively affected by dissatisfaction with our compliance with the Framework for determining Eligible Projects described under “Use of Proceeds,” controversies involving the environmental, social or sustainability impact of our business or industry, evolving standards or market consensus as to what constitutes a “sustainable” bond or the desirability of investing in “sustainable” bonds or any opinion or certification as to the suitability of the 20   Sustainability Notes as “sustainable” bonds no longer being in effect. The 20   Sustainability Notes will not be listed or admitted to any dedicated “green,” “environmental,” “social,” “sustainable” or other equivalently-labeled

segment of any stock exchange or securities market or included in any green bond or similar index. The trading price of the 20   Sustainability Notes may be also negatively affected to the extent demand for sustainability-themed investment products diminishes due to evolving investor preferences, increased regulatory or market scrutiny on funds and strategies dedicated to sustainability or environmental, social or governance themed investing or for other reasons.
Negative covenants in the indenture governing the Notes will have limited effect.
The indenture governing the Notes will contain only limited negative covenants that apply to us and our subsidiaries, including the Subsidiary Guarantors. These limited negative covenants include limitation on liens, sales and leasebacks and merger, consolidation and sale of all or substantially all of our of assets.
The negative covenants in the indenture will not limit our ability to manage which elements of our business are conducted by the Obligor Group and which elements are conducted by the non-guarantor subsidiaries. For example, we could develop or acquire a profitable new business in non-guarantor subsidiaries, or a Subsidiary Guarantor could transfer a profitable business to a non-guarantor subsidiary. Similarly, a Subsidiary Guarantor could develop or acquire an unprofitable business. Our practices for billing inter-company services could also change to the detriment of the Obligor Group. We may also be entitled to cause a Subsidiary Guarantor to become a non-guarantor subsidiary, including as a result of regulatory restrictions or requirements. In any of these cases, there could be a material adverse effect on the financial performance of the Obligor Group, or on the proportion of our combined assets and liabilities, net revenues, gross profit and net income represented by the Obligor Group. See “Summarized Financial Information—Obligor Group.”
The indenture, the Notes and the Subsidiary Guarantees will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes. See “Risk Factors—Risks Relating to our Debt Securities and Guarantees—Negative covenants in the indenture governing the debt securities will have limited effect” in the accompanying prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AND MARKET DATA
Any statements made or implied in this prospectus supplement, the accompanying prospectus, and free writing prospectus we may prepare in connection with this offering or in the documents incorporated by reference in the accompanying prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and should be evaluated as such. The words “anticipate”, “believe”, “expect”, “intend”, “plan”, “estimate”, “target”, “project”, “should”, “may”, “could”, “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate and their possible impact on our business and the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:
•	our expectations regarding the continued growth of online commerce and Internet usage in Latin America;
•	our ability to expand our operations and adapt to rapidly changing technologies;
•	our ability to attract new customers, retain existing customers and increase revenues;
•	the impact of government and central bank regulations on our business;
•	litigation and legal liability;
•	systems interruptions or failures;
•	our ability to attract and retain qualified personnel;
•	consumer trends;
•	security breaches and illegal uses of our services;
•	competition;
•	reliance on third-party service providers;
•	enforcement of intellectual property rights;
•	seasonal fluctuations;
•	political, social and economic conditions in Latin America;
•
the current and potential impact of COVID-19 on our net revenues, gross profit margins, operating margins and liquidity due to future disruptions in operations as well as the macroeconomic instability caused by the pandemic;

•	the expected timing and amount of MercadoLibre’s share repurchases; and
•	our long-term sustainability goals.
You should carefully consider the risks specified under the caption “Risk Factors” on page S-12 of this prospectus supplement and page 8 of the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our Notes. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our Notes could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus supplement, the accompanying prospectus and the SEC filings incorporated by reference into the accompanying prospectus.
This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus contain, and any free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

USE OF PROCEEDS
Use of Proceeds for the 20   Sustainability Notes
We estimate that the net proceeds from the sale of the 20   Sustainability Notes will be approximately $   million. We intend to allocate an amount equal to the net proceeds from the sale of the 20   Sustainability Notes to finance or refinance Eligible Projects.
“Eligible Projects” are investments and expenditures made by us or any of our subsidiaries beginning with the issuance date of the 20   Sustainability Notes or in the 24 months prior to the issuance of the 20   Sustainability Notes, that: (i) contribute to environmental objectives such as: clean transportation, land conservation and preservation, energy efficiency, renewable energy, green buildings and pollution prevention and control (“eligible green projects”), (ii) aim to address or mitigate a specific social issue or seek to achieve positive social outcomes especially, but not exclusively, for one or more target populations (“eligible social projects”) or (iii) combine (i) and (ii).
We expect that each of our Eligible Projects will meet one or more of the following eligibility criteria:
•
Clean Transportation: Capital, investments and expenditures, including financing provided to third party logistic partners, for the procurement, maintenance and operation of electric trucks and vehicles and associated infrastructure. Examples of projects under this category may include but are not limited to:

•	Electric trucks and utility vehicles.
•	Electric vehicle infrastructure including charging stations.
•
Access to Finance: Capital related to financing activities to support the MSME communities in Latin America, including providing entrepreneurs with access to financing. Examples of projects under this category may include but are not limited to:

•
Loans to companies in Argentina, Mexico, Brazil and potentially Chile and Colombia that meet our sustainability eligibility criteria and the MSME criteria as defined by the International Finance Corporation.

•	Other initiatives directed at providing better access to capital to micro, small and medium sized enterprises (“MSME”) entrepreneurs in the region.
•
Land Conservation and Preservation: Investments and expenditures related to funding specific nature regeneration projects with highly trusted conservation organizations with a special focus on key and iconic biomes of Latin America, with the goal of achieving third party tech-based verifications of the carbon capture results.

•	Renewable Energy: Investments in the generation capacity for renewable energy and expenditures related to the procurement of renewable energy, including but not limited to:
•	On-site wind and solar projects.
•
Power purchase agreements with renewable energy providers, including wind or solar projects and small hydro projects (i.e. less than 25MW or less than 100gCO2e/kWh of emissions intensity), covering our distribution centers and office facilities with a term of at least 5 years.

•
Eco-Efficient Sustainable Materials and Circular Economy Processes: Expenditures related to the procurement and development of sustainable packaging materials. Examples of projects under this category may include but are not limited to:

•	Use of sustainable, recycled or reused materials, such as post-consumer recycled plastic or bio-based packaging.
•	Use of FSC® certified packaging products.
•	Projects that improve circularity & material recovery.

•
Green Buildings: Investments and expenditures (including lease payments) related to the design, construction, maintenance or refurbishment of buildings that improve environmental performance of our distribution centers and office facilities. Examples of projects under this category may include but are not limited to:

•
Investments in new or existing distribution centers and office facilities with Leadership in Energy and Environmental Design (LEED) Gold or Platinum or other equivalent local or regional sustainability certifications.

•	Improvements to new or existing distribution centers and office facilities to ensure better use of natural lighting and natural airflow.
•
Energy Efficiency & Smart Metering: Investments and expenditures related to improving and optimizing energy efficiency through smart metering systems. Examples of projects under this category may include but are not limited to:

•	Computer-based control systems installed in buildings that control and monitor the buildings’ mechanical and electrical equipment
•	Sensors to optimize utilization of artificial lighting.
•
Waste Reduction Strategies: Investments and expenditures, including payments to third party providers, related to waste reduction strategies as well as recycling programs or waste management optimization designed to reduce waste to landfill facilities. Examples of projects under this category may include but are not limited to:

•	Industrial composting machines for our organic waste.
•	Recyclable material sorting infrastructure for offices and distribution centers.
•
Socioeconomic Advancement and Empowerment through Education: Investment associated with bridging the ‘digital divide’ focused on MSMEs, women and disadvantaged youth. Examples of projects under this category may include but are not limited to:

•	Programs focused on motivating young women to pursue careers in science, technology, engineering, and mathematics (STEM).
•	Training programs focused on young adult employability in communities where we locate our distribution centers.
•	Programs directed at skills-based training in digital capabilities to foster work opportunities in the world of technology and entrepreneurship.
•	Training programs geared towards helping merchants leverage tools available to them on MercadoLibre’s commerce and fintech ecosystem to develop and improve their entrepreneurial skills and business.
The examples of expenditures within the Eligible Project categories are for illustrative purposes only, and we cannot assure you that the net proceeds from the sale of the 20   Sustainability Notes will be allocated to fund projects with these specific characteristics. We intend to allocate the net proceeds from the sale of the 20   Sustainability Notes to finance Eligible Projects within 36 months from the date of the issuance of the 20   Sustainability Notes, where feasible, but any Eligible Projects receiving an allocation of the net proceeds from the sale of the 20   Sustainability Notes may or may not include any one or all of the example projects listed below.
Process for Eligible Project Evaluation and Selection
A committee consisting of representatives from MercadoLibre’s Sustainability, Treasury, Legal, Mercado Credito, Logistics, Procurement and Finance Control teams (the “Sustainability Finance Committee”) will be responsible for the identification, evaluation and selection of Eligible Projects to ensure alignment with our sustainability bond framework, dated November 23, 2020 (the “Framework”). The Sustainability Finance Committee reports directly to MercadoLibre’s Chief Financial Officer.

Management of the Proceeds
The Sustainability Finance Committee will track the amount of net proceeds from the sale of the 20   Sustainability Notes spent on Eligible Projects. Pending the full allocation, or reallocation, as the case may be, of the net proceeds to an Eligible Project, an amount equal to the unallocated balance of the net proceeds may be invested in cash, cash equivalents and/or other short-term marketable securities in accordance with MercadoLibre’s normal liquidity management practices. We intend to allocate the net proceeds from the sale of the 20   Sustainability Notes within three years from the date of issuance. Payment of principal and interest on the 20   Sustainability Notes will be made from our general account and will not be linked in any way to any Eligible Project.
Reporting
We intend to publish a report (the “Sustainability Bond Report”) within one year of the date of issuance of the 20   Sustainability Notes and annually thereafter until the net proceeds from the sale of the 20   Sustainability Notes have been fully allocated. This report, which will be published on our website, will include:
i.
the amount of net proceeds from the sale of the 20   Sustainability Notes that have been allocated to one or more Eligible Projects, either individually or by category, and a brief description of certain representative projects within each category;

ii.	the amount of net proceeds from the sale of the 20 Sustainability Notes that have been allocated to the refinancing of existing Eligible Projects, if applicable;
iii.	the outstanding amount of net proceeds from the sale of the 20 Sustainability Notes yet to be allocated to Eligible Projects at the end of the reporting period; and
iv.	expected impact metrics, where feasible.
This reporting policy is not a contractual obligation of MercadoLibre, and we may decide to change our reporting policy or not comply with the policy at any time.
The information and materials contained on, or accessible through, our website and in our Sustainability Bond Report and Framework are not incorporated in, and are not part of, this prospectus supplement, the accompanying prospectus or any other report or filing we make with the SEC. Neither the 20   Sustainability Notes nor the indenture governing the 20   Sustainability Notes requires MercadoLibre to use the net proceeds from the sale of the 20   Sustainability Notes as described above, and any failure of MercadoLibre to comply with the foregoing will not constitute a breach of or default under the 20   Sustainability Notes or the indenture governing the 20   Sustainability Notes. The above description of the use of the proceeds from the sale of the 20   Sustainability Notes is not intended to modify or add any covenant or other contractual obligation undertaken by us under the 20   Sustainability Notes or the indenture governing the 20   Sustainability Notes.
Use of Proceeds of the 20   Notes
We estimate that the net proceeds from the sale of the 20   Notes will be approximately $   million. We intend to apply the net proceeds of the 20   Notes offering to general corporate purposes. We have outstanding $880 million in aggregate principal amount of 2.00% Convertible Senior Notes Due 2028 (the “2028 Notes”), which are convertible to shares of common stock currently at a conversion price of $443.40 per share of common stock. We are considering entering into agreements to repurchase up to half the outstanding principal amount of the 2028 Notes at a substantial premium to their par value, as well as the possibility of entering into capped call transactions that would generally reduce the potential dilution upon conversion of the 2028 Notes. If we enter into these agreements, the use of proceeds of the 20   Notes may include funding a portion of the price to repurchase 2028 Notes and the premium for capped calls.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 30, 2020 on an actual basis and as adjusted to reflect the issuance and sale of the Notes offered hereby and the use of proceeds therefrom. The following table does not reflect debt that we incurred subsequent to September 30, 2020.
	September 30, 2020
	Actual	As adjusted
	(In thousands, except par value and share amounts)
Cash and cash equivalents	$1,139,703	$
Short and long-term investments	2,194,369
Long-term debt:
20 Notes offered hereby	—
20 Sustainability Notes offered hereby	—
Loans payable and other financial liabilities, current portion	618,164
Loans payable and other financial liabilities, non-current portion	618,337
Total debt	1,236,501
Equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 49,776,613 shares issued and outstanding	50
Additional paid-in capital	1,930,984
Treasury stock	(40,391)
Retained earnings	364,967
Accumulated other comprehensive income	(509,511)
Total equity	1,746,099
Total capitalization	2,982,600

DESCRIPTION OF NOTES
The following description of the specific terms and conditions of the Notes and the Subsidiary Guarantees supplements the description of the general terms and conditions set forth under “Description of Debt Securities” and “Description of Guarantees” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the Notes. If any specific information regarding the Notes or the Subsidiary, as applicable, in this prospectus supplement is inconsistent with the more general terms and conditions of the Notes or the Subsidiary Guarantees, as applicable, described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
We will issue the Notes under an indenture and a supplemental indenture with respect to the Notes (together, the “Indenture”) to be entered into between us, the Subsidiary Guarantors and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent (the “Trustee”). We summarize below certain provisions of the Indenture, but do not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights. You may obtain a copy of the Indenture in the manner described under “Where You Can Find More Information” in the accompanying prospectus.
You can find the definition of capitalized terms used in this section of this prospectus supplement under “— Certain Definitions.” In this section, when we refer to:
•	the “Company,” we mean MercadoLibre, Inc. (parent company only) and not its Subsidiaries; and
•
the “Notes” in this section, we mean, unless the context otherwise requires, collectively, the 20   Sustainability Notes and the 20   Notes offered hereby and any corresponding Additional Notes, as described below in “—General.”

General
The Notes will:
•	be senior unsecured obligations of the Company;
•	rank equal in right of payment with all other existing and future senior unsecured indebtedness of the Company;
•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company, if any;
•	be effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness;
•	be effectively subordinated to obligations of the Company preferred by statute or by operation of law;
•	be guaranteed by each Subsidiary Guarantor with such guarantee ranking equal in right of payment with all other existing and future senior unsecured indebtedness of such Subsidiary Guarantor; and
•	be effectively subordinated to all existing and future indebtedness of any Subsidiary that does not provide a Subsidiary Guarantee.
As of September 30, 2020, we had consolidated total liabilities of U.S.$3,942.2 million, including consolidated total indebtedness of U.S.$1,236.5 million and U.S.$337.1 million of secured indebtedness. Our non-guarantor subsidiaries, taken together, had U.S.$429.2 million of our consolidated total liabilities and U.S.$159.2 million of our consolidated total indebtedness, including U.S.$68.3 million of secured indebtedness. As of the same date, after giving effect to this offering and the application of the net proceeds from this offering as described under “Use of Proceeds” in this prospectus, we would have had consolidated total indebtedness of U.S.$   .
The Company will initially issue U.S.$    million aggregate principal amount of 20   Sustainability Notes and U.S.$    million aggregate principal amount of 20   Notes, but may issue an unlimited principal amount of securities under the Indenture and may, without your consent, issue additional Notes (“Additional Notes”) in one or more transactions, which have substantially identical terms (other than issue price, issue date and date from which the interest will accrue) as Notes of the same series issued on the Issue Date. Any Additional Notes will be consolidated and form a single series with the Notes of the relevant series issued on the Issue Date, so that, among other things, Holders of any Additional Notes will have the right to vote together with Holders of Notes of the same series issued on the Issue Date as one class. Any Additional Notes shall be issued with a separate CUSIP number unless the Additional Notes are issued pursuant to a “qualified reopening” of the original series of Notes, are otherwise treated as part of the same “issue” of debt instruments as the original series of Notes or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.
The Notes will be issued in the form of one or more Global Notes without coupons, registered in the name of a nominee of DTC, as depositary. The Notes will be issued in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.
Principal, Maturity and Interest
The Notes will mature on    , 20   unless earlier redeemed in accordance with the terms of the Notes. See “—Optional Redemption” below.
The Notes will not be entitled to the benefit of any mandatory sinking fund.
Interest on the 20   Notes will accrue at the rate of   % per year and interest on the 20   Sustainability Notes will accrue at the rate of   % per year, and each will be payable semi-annually in arrears on     and     of each year, commencing on    , 2021. Payments will be made to the persons who are registered Holders at the close of business on the     and    , as the case may be, immediately preceding the applicable interest payment date (whether or not a Business Day) and at maturity.
Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Initially, the Trustee will act as registrar, transfer agent and paying agent for the Notes. The Company may change the registrar, transfer agent and paying agent, without notice to Holders. Payments on Global Notes shall be made to DTC in accordance with its applicable procedures.
If any scheduled interest or principal payment date or any date for early redemption of the Notes is not a Business Day, the payment will be made on the next Business Day. No interest on the Notes will accrue as a result of this delay in payment.
Subsidiary Guarantees
The obligations of the Company pursuant to the Notes will be fully and unconditionally guaranteed (a “Subsidiary Guarantee”), jointly and severally, on an unsecured basis, by MercadoLibre S.R.L., eBazar.com.br Ltda., Ibazar.com Atividades de Internet Ltda., MercadoEnvios Servicos de Logistica Ltda., MercadoPago.com Representações Ltda., DeRemate.com de México, S. de R.L. de C.V., MercadoLibre, S. de R.L. de C.V., MercadoLibre Chile Ltda., MercadoLibre Colombia Ltda. (collectively, the “Initial Subsidiary Guarantors”) and any other Subsidiary (other than an Excluded Subsidiary) that becomes a guarantor in respect of Triggering Indebtedness (together with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors”). The Initial Subsidiary Guarantors represented in the aggregate 91.4% of our consolidated total revenues for the nine-month period September 30, 2020.
Each Subsidiary Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Subsidiary Guarantee could be significantly less than amounts payable with respect to the Notes, or a Subsidiary Guarantor may have effectively no obligation under its Subsidiary Guarantee. See “Risk Factors—Risks Related to our Debt Securities and Guarantees—A finding that any of the Subsidiary Guarantors is subject to U.S. bankruptcy laws or similar laws in other Subsidiary Guarantor jurisdictions and that any of the guarantees executed by it was a fraudulent conveyance could result in the relevant noteholders losing their legal claim against that Subsidiary Guarantor” in the accompanying prospectus.
We cannot assure you that this limitation will protect the Subsidiary Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Subsidiary Guarantees would suffice, if necessary, to pay the Notes in full when due.
The Subsidiary Guarantee of a Subsidiary Guarantor will terminate upon:
•
the sale, exchange, disposition or other transfer (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Company or a Subsidiary) otherwise permitted by the Indenture;

•	defeasance or discharge of the Notes, as provided in “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;
•
the release or discharge of the Subsidiary Guarantee by such Subsidiary Guarantor of the Triggering Indebtedness or the repayment of the Triggering Indebtedness, in each case, that resulted in the obligation of such Subsidiary to become a Subsidiary Guarantor; provided that in no event shall the Subsidiary Guarantee of an Initial Subsidiary Guarantor terminate pursuant to this provision; or

•	such Subsidiary Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary.
If any Subsidiary (other than an Excluded Subsidiary) becomes a guarantor of Triggering Indebtedness, within 60 business days of such event, the Company shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary shall become a Subsidiary Guarantor on terms substantially similar to other Subsidiary Guarantees, subject to modifications as determined by the Company in good faith to take into account any legal requirements or limitations applicable to such Subsidiary Guarantor.
Other than as set forth in the immediately preceding paragraph, the Company shall have the right to designate, in its sole discretion, any Subsidiary as a Subsidiary Guarantor of the Notes.
Additional Amounts
All payments made by us or on our behalf in respect of the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature (each a “Tax”), unless the withholding or deduction of such Tax is required by law or by official interpretation or administration thereof.
If we are obligated to deduct any withholding Taxes from payments of interest to investors (or if a Subsidiary Guarantor is obligated to deduct any withholding Taxes from payments made under a Subsidiary Guarantee) we will (or, with respect to a Subsidiary Guarantee, such Subsidiary Guarantor will) pay additional amounts on those payments and certain other payments to the extent described below (“Additional Amounts”).
The Company and each Subsidiary Guarantor, will, subject to the exceptions set forth below, pay such Additional Amounts as may be necessary so that each payment by it (or its paying agent) of interest, premium or principal in respect of the Notes will not be less than the amount provided for in the Notes after deducting or withholding an amount for or on account of any Taxes imposed with respect to that payment by any jurisdiction where a Subsidiary Guarantor is incorporated, resident or doing business for tax purposes or from or through which any such payment is made, or any political subdivision thereof (each a “Relevant Jurisdiction”), or by any taxing authority of a Relevant Jurisdiction.
The obligation to pay Additional Amounts is subject to several important exceptions. The Company and each Subsidiary Guarantor, will not be required to pay Additional Amounts to any Holder for or on account of any of the following:
•
any Taxes that would not have been imposed but for any present or former connection between the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of the Holder) and the Relevant Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a Note), including being a resident of such jurisdiction for tax purposes;

•	any estate, inheritance, capital gains, excise, personal property tax, sales, transfer, gift or similar Taxes;
•
any Taxes that would not have been imposed but for the failure of the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Jurisdiction, for tax purposes, of the Holder or any beneficial owner of the Note if compliance is required by law, regulation or by an applicable income tax treaty to which the Relevant Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the Tax (including withholding taxes payable on interest payments under the Notes) and we have given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or information;

•	any Taxes payable otherwise than by deduction or withholding from payments on or in respect of the Notes;

•
any Taxes with respect to a Note presented for payment, where presentation is required, more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

•
any Taxes required to be withheld by any paying agent of the Company from any payment of the principal of, or premium or interest on any Note, if such Taxes result from the presentation of any Note for payment and the payment can be made without such withholding or deduction by the presentation of the Note for payment by at least one other reasonably available paying agent of the Company;

•	any Taxes imposed by the United States, any state thereof, the District of Columbia or any political subdivision of the foregoing;
•
any Taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code (the “Code”) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code;

•
any payment on the Note to a Holder that is a fiduciary, a partnership, a limited liability company or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership, an interest holder in such a limited liability company or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note; or

•	in the case of any combination of the items listed above.
The Company will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which we have paid any Additional Amount. Copies of such documentation will be made reasonably available to the Holders of the Notes or the relevant paying agent upon request.
Any reference in the accompanying prospectus, this prospectus supplement, the Indenture or the Notes to principal, premium, interest or any other amount payable in respect of the Notes by us will be deemed also to refer to any Additional Amount that may be payable with respect to that amount under the obligations referred to in this section.
Optional Redemption
Optional Redemption with a Make-Whole Premium
With respect to the 20   Sustainability Notes, at any time prior the Par Call Date (as defined below), the Company will have the right, at its option, to redeem any of the 20   Sustainability Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of such 20   Sustainability Notes then outstanding and (2) the sum of the present value (as determined by the Independent Investment Banker) of the remaining scheduled payments of principal and interest on such 20   Sustainability Notes to be redeemed that would have been payable in respect of such 20   Sustainability Notes calculated as if such 20   Sustainability Notes were redeemed on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to such date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate    plus basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.
With respect to the 20   Notes, at any time prior to the Par Call Date, the Company will have the right, at its option, to redeem any of the 20   Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of such 20   Notes then outstanding and (2) the sum of the present value (as determined by the Independent Investment Banker) of the remaining scheduled payments of principal and interest on such 20   Notes to be redeemed that would have been payable in respect of such 20   Notes calculated as if such 20   Notes

were redeemed on the Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to such date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.
“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity of the Par Call Date.
“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.
“Par Call Date” means (i) with respect to the 20   Sustainability Notes,     , 20   (    months prior to the maturity date of the 20   Sustainability Notes) and (ii) with respect to the 20   Notes,     , 20   (    months prior to the maturity date of the 20   Notes).
“Reference Treasury Dealer” means BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC or their respective affiliates or successors which are primary United States government securities dealers and not less than one other leading primary United States government securities dealer in New York City reasonably designated by the Company; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
Optional Redemption Upon Tax Event
If the Company determines that, as a result of any amendment to or change in, the laws or treaties (or any rules or regulations, or if applicable, rulings promulgated thereunder) of a Relevant Jurisdiction, any taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application (including judicial or administrative interpretation or application, as applicable) of such laws, treaties, rules or, regulations or rulings, which amendment to or change in such laws, rules or, regulations or rulings is legislated or promulgated or, in the case of a change in official interpretation or application(including judicial or administrative interpretation or application, as applicable), is announced or otherwise made available on or after the later of the date of this prospectus and the date that the Relevant Jurisdiction becomes a Relevant Jurisdiction, the Company or a Subsidiary Guarantor would be obligated, to pay any Additional Amounts in respect of a series (see “—Additional Amounts”), provided that the Company, in its business judgment, determines that such obligation cannot be avoided by the Company taking reasonable measures available to it (including, without limitation, taking reasonable measures to change the paying agent), then, at our option, all, but not less than all, of the Notes of such series may be redeemed at any time at a redemption price equal to 100% of the outstanding principal amount, plus any accrued and unpaid interest to the redemption date due thereon up to but not including the date of redemption; provided that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the Company (or a Subsidiary Guarantor) would be obligated to pay these Additional Amounts if a payment on such series of Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the giving of any notice of redemption pursuant to this provision, the Company will deliver to the Trustee:
•	an Officers’ Certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred; and
•
an Opinion of Counsel from legal counsel in a Relevant Jurisdiction (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment.

Redemption at Par
In addition, the Notes of a series will be redeemable, at any time and from time to time, in whole or in part, at the Company’s option beginning on the applicable Par Call Date, at a redemption price equal to 100% of the outstanding principal amount of such series of Notes to be redeemed, plus accrued and unpaid interest on the principal amount of such series of Notes being redeemed to, but not including, the date of redemption. Notwithstanding the foregoing, payments of interest on such series of Notes that are due and payable on or prior to a date fixed for redemption of such series of Notes will be payable to the holders of those series of Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.
Optional Redemption Procedures
Notice of any redemption will be given at least 10 but not more than 30 days before the redemption date to Holders of Notes to be redeemed in accordance with the provisions described in “—Notices” below.
We may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.
Notes called for redemption will become due on the date fixed for redemption. The Company will pay the redemption price for the Notes called for redemption including accrued and unpaid interest thereon to but not including the date of redemption. On and after the redemption date, interest will cease to accrue on such Notes as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price including accrued and unpaid interest thereon pursuant to the Indenture. Upon redemption of the Notes by the Company, the redeemed Notes will be cancelled and cannot be reissued.
If fewer than all of the Notes of a series are being redeemed, the Notes of such series to be redeemed shall be selected as follows: (1) if the Notes of such series are listed on an exchange, in compliance with the requirements of such exchange, (2) if the Notes of such series are not so listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or the applicable depositary or (3) if the Notes of such series are not so listed and are not in global form, on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$100,000. Upon surrender of any Note of a series redeemed in part, the holder will receive a new Note of such series equal in principal amount to the unredeemed portion of the surrendered Note of such series. Once notice of redemption is sent to the Holders, Notes of such series called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, Notes of such series redeemed will cease to accrue interest (unless the Company defaults in the payment of the redemption price).
Change of Control
Upon the occurrence of a Change of Control Repurchase Event, each Holder of Notes of a series will have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1,000; provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$100,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon through the purchase date (the “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control Repurchase Event occurs, the Company must send a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Offer”) as described in “—Notices” below. The Change of Control Offer will state, among other things, the purchase date, which must be at least 30 but not more than 60 days from the date the notice is given, other than as may be required by law (the “Change of Control Payment Date”).
On the Business Day immediately preceding the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the paying agent funds in an amount equal to the Change of Control Payment, in respect of all Notes or portions thereof so tendered.
On the Change of Control Payment Date, as applicable, the Company will, to the extent lawful:
(1)	accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer; and
(2)
deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.
The Company will have the right to redeem all of the Notes of a series at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of Notes of such series on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date), following the consummation of a Change of Control Repurchase Event if at least 90% of the Notes of such series outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent any such rule, laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Indenture, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by doing so.
Other existing and future indebtedness of the Company may contain prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness be purchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes upon a Change of Control may cause a default under such indebtedness even if the Change of Control itself does not.
If a Change of Control Repurchase Event occurs, the Company may not have available funds sufficient to make the Change of Control Payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations it may have. However, we cannot assure you that the Company would be able to obtain necessary financing, and the terms of the Indenture may restrict the ability of the Company to obtain such financing.
Holders will not be entitled to require the Company to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.
The Company will not be required to make a Change of Control Offer upon a Change of Control if: (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) prior to the date the Change of Control Offer is required to be made, the Company has given notice of redemption in respect of all of the outstanding Notes in accordance with the Indenture.

The Company’s obligation to make a Change of Control Offer as a result of a Change of Control Repurchase Event may be waived or modified at any time prior to the occurrence of such Change of Control Repurchase Event with the consent of the holders of a majority in principal amount of the Notes. See “—Modification of the Indenture.”
One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets under certain circumstances. This term varies based upon the facts and circumstances of the subject transaction and has not been interpreted under New York State law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in certain circumstances there may be uncertainty in ascertaining whether a particular transaction involved a disposition of “all or substantially all” of the assets of a Person. In the event that Holders elect to require the Company to purchase the Notes and the Company contests such election, there can be no assurance as to how a court interpreting New York State law would interpret that phrase under certain circumstances.
Covenants
Limitation on Liens
The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Notes, the Subsidiary Guarantees and all other amounts due under the Indenture equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien. The preceding sentence will not require the Company or any Subsidiary to equally and ratably secure the Notes if the Lien consists of a Permitted Lien.
Limitations on Sale and Lease-Back Transactions
The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any property of such Person, unless either:
(a)
the Company or that Subsidiary would be entitled pursuant to the provisions of the Indenture described above under “—Limitation on Liens” (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on any such property at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes; or

(b)
the Company or that Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased, to (1) the retirement, within 12 months after the effective date of the Sale and Lease-Back Transaction, of any of the Company’s Indebtedness ranking at least pari passu with the Notes or Indebtedness of any Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (2) to the acquisition, purchase, construction or improvement of real property or personal property used or to be used by the Company or any of its Subsidiaries in the ordinary course of business.

These restrictions will not apply to:
(1)	transactions providing for a lease term, including any renewal, of not more than three years; or
(2)	transactions between the Company and any of its Subsidiaries or between the Company’s Subsidiaries.

Limitation on Merger, Consolidation and Sale of Assets
The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Subsidiaries), to any Person unless:
(a)	either:
(1)	the Company is the surviving or continuing Person; or
(2)
the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

(A)	is a corporation or company organized or incorporated and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and
(B)
expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of the covenants of the Notes and the Indenture on the part of the Company to be performed or observed;

(b)	immediately before and immediately after giving effect to such transaction, no Default or Event of Default has occurred or is continuing;
(c)
if the surviving or continuing Person is not the Company, each Subsidiary Guarantor has confirmed by supplemental indenture that its Subsidiary Guarantee will apply to the obligations of the Surviving Entity in respect of the Indenture and the Notes; and

(d)
the Company or the Surviving Entity has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture(s), if any, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied.

For purposes of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
The provisions of clause (b) above will not apply to any merger or consolidation of the Company into an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another jurisdiction so long as the Indebtedness of the Company and its Subsidiaries taken as a whole is not increased thereby.
The foregoing provisions of this covenant shall not apply to (i) any transfer of assets by the Company to any Subsidiary, (ii) any transfer of assets among Subsidiaries, or (iii) any transfer of assets to the Company.
Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Subsidiaries in accordance with this covenant, in which the Company is not the continuing Person, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of its obligations under the Indenture and the Notes. For the avoidance of doubt, compliance with this covenant will not affect the obligations of the Company (including a Surviving Entity, if applicable) under “—Change of Control,” if applicable.

No Subsidiary Guarantor may consolidate with or merge with or into any Person, or sell, convey, transfer or dispose of, all or substantially all of its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or permit any Person to merge with or into the Subsidiary Guarantor unless:
(a)	the other Person is the Company or any Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction;
(b)
(1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(c)
the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Subsidiary) otherwise permitted by the Indenture.

Reports to Holders
If at any point the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish or cause to be furnished to the Trustee in English (for distribution only to the Holders of Notes):
(1)
within 60 days after the end of the first, second and third quarters of the Company’s fiscal year (commencing with the quarter ending immediately following the Company no longer being subject to such reporting requirements), quarterly unaudited financial statements (consolidated) prepared in accordance with GAAP of the Company for such period; and

(2)
within 120 days after the end of the fiscal year of the Company (commencing with the first fiscal year ending immediately following the Company no longer being subject to such reporting requirements), annual audited financial statements (consolidated) prepared in accordance with GAAP of the Company for such fiscal year and a report on such annual financial statements by the Auditors.

Notwithstanding the foregoing, if the Company makes available the reports described in this covenant on its website, it will be deemed to have satisfied the reporting requirements set forth in such clause. The Trustee shall have no duty to ascertain if or when any reports have been made available on the Company’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of its covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with the covenants described above or with respect to any reports or other documents filed under the Indenture; provided, however, that nothing herein shall relieve the Trustee of any obligations to monitor the Company’s timely delivery of all reports and certificates described in this section ”—Reports to Holders.”
Notices
Notices to Holders of non-Global Notes will be mailed to them at their registered addresses by the Company or, at the Company’s request, by the Trustee. Notices to Holders of Global Notes will be given to DTC in accordance with its applicable procedures.
Notices will be deemed to have been given on the date of delivery to DTC or mailing, as applicable, or of publication as aforesaid or, if published on different dates, on the date of the first such publication.
Events of Default
The following are “Events of Default” with respect to a series under the Indenture:
(1)	default in the payment when due of the principal of or premium, if any, on (including, in each case,

any related Additional Amounts) of Notes of such series, including the failure to make a required payment to purchase Notes of such series tendered pursuant to an optional redemption or a Change of Control Offer;
(2)	default for 30 days or more in the payment when due of interest (including any related Additional Amounts) on any Notes of such series;
(3)
the failure by the Company or any Subsidiary to comply with any other covenant or agreement contained in the Indenture or the Notes for 90 days or more after written notice to the Company thereof from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes of such series;

(4)	default by the Company or any Significant Subsidiary under any indebtedness for borrowed money which:
(a)
is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness for borrowed money prior to the expiration of any applicable grace period provided in such indebtedness for borrowed money on the date of such default; or

(b)	results in the acceleration of such indebtedness for borrowed money prior to its Stated Maturity;
and the principal or accreted amount of indebtedness for borrowed money covered by clause (a) or (b) at the relevant time aggregates U.S.$75 million (or the equivalent in other currencies) or more;
(5)
failure by the Company or any of its Significant Subsidiaries to pay one or more final judgments against any of them, aggregating U.S.$75 million (or the equivalent in other currencies) or more, which are not paid, discharged or stayed for a period of 90 days or more (to the extent not covered by a reputable and creditworthy insurance company);

(6)
certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; provided that in the case that a decree or order by a court having jurisdiction shall have approved as properly filed an involuntary bankruptcy or insolvency petition, no Event of Default shall have occurred until such decree or order remains undischarged or unstayed and in effect for a period of 90 days; or

(7)
except as permitted by the Indenture, any Subsidiary Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; provided that the Subsidiary Guarantee of a Subsidiary Guarantor becoming unenforceable or invalid as a result of a change in law or regulations shall not constitute an Event of Default under the Indenture.

If an Event of Default of a series (other than an Event of Default specified in clause (6) above with respect to the Company) has occurred and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes of such series may declare the unpaid principal of and premium, if any, and accrued and unpaid interest on all the Notes of such series to be immediately due and payable by notice in writing to the Company (if given by the Trustee or the Holders) and the Trustee (if given by the Holders) specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in clause (6) above occurs with respect to the Company, then the unpaid principal of and premium, if any, and accrued and unpaid interest on all the Notes of such series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
At any time after such a declaration of acceleration with respect to a series of the Notes has been made as described in the preceding paragraph, the Holders of a majority in principal amount of the outstanding Notes of such series, by written notice to the Company and the Trustee, may rescind and cancel such declaration and its consequences:
(1)	if the rescission would not conflict with any judgment or decree;
(2)	if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)	if the Company has paid the Trustee its compensation and reimbursed the Trustee for its expenses, disbursements and advances outstanding at that time.
No rescission will affect any subsequent Default or impair any rights relating thereto.
The Holders of a majority in principal amount of the outstanding Notes of such series may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes of such series.
Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity and/or security reasonably satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then-outstanding Notes of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
No Holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:
(1)	such Holder gives to the Trustee written notice of a continuing Event of Default for such series of Notes;
(2)	Holders of at least 25% in principal amount of the then-outstanding Notes of a series make a written request to the Trustee to pursue the remedy;
(3)	such Holders of such series of Notes provide to the Trustee satisfactory indemnity;
(4)	the Trustee does not comply within 60 days; and
(5)
during such 60-day period the Holders of a majority in principal amount of the outstanding Notes of such series do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided that a Holder of a Note of such series may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.
The Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee written notice of such Default or Event of Default, the status thereof and what action the Company is taking or proposes to take in respect thereof. In the absence of any such notice of Default or Event of Default from the Company, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default. The Indenture provides that if a Default or Event of Default occurs, is continuing and is actually known to the Trustee, the Trustee give to each Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note and Additional Amounts, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.
Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to the Subsidiary Guarantees (“Legal Defeasance”). Legal Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes on the 91st day after the deposit specified in clause (1) of the second following paragraph, except for:
(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on, the Notes when such payments are due from the trust referred to below;
(2)
the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and
(4)	the Legal Defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described under “—Covenants” (“Covenant Defeasance”) and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment and bankruptcy, receivership, reorganization and insolvency events with respect to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the case of obligations of the United States, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)
in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from a nationally recognized law firm in the U.S. reasonably acceptable to the Trustee and independent of the Company to the effect that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(b)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law;
in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)
in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from a nationally recognized law firm in the U.S. reasonably acceptable to the Trustee and independent of the Company to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of the deposit pursuant to clause (1) of this paragraph;
(5)
the Company has delivered to the Trustee an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(7)
the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)
the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes, and the Trustee, on written demand of and at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, when:
(1)	either:
(a)
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)
all Notes not theretofore delivered to the Trustee for cancellation have become due and payable at the Stated Maturity or will become due and payable within one year, including by reason of the giving of a notice of redemption, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or Government Obligations sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued and unpaid interest on the Notes to the date of deposit (in the case of Notes that have become due and payable) or to the Stated Maturity or to the redemption date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment; and

(1)	the Company has paid all other sums payable under the Indenture and the Notes by it; and
(2)
the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture
From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend, modify or supplement the Indenture and the Notes for the following purposes:
(1)	to cure any ambiguity, omission, defect or inconsistency contained therein;
(2)	to provide for the assumption by a Surviving Entity of the obligations of the Company or a Subsidiary Guarantor under the Indenture;
(3)	to add Subsidiary Guarantees or additional guarantees with respect to the Notes or release a Subsidiary Guarantee in accordance with the terms of the Indenture;
(4)	to secure the Notes;
(5)	to add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;
(6)	to provide for the issuance of Additional Notes in accordance with the Indenture;
(7)	to evidence the replacement of the Trustee as provided for under the Indenture;
(8)	if necessary, in connection with any release of any security permitted under the Indenture;
(9)	to make any other change that does not adversely affect the rights of any Holder in any material respect;
(10)	to provide for uncertificated Notes in addition to or in place of certificated Notes; or
(11)	to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this “Description of Notes.”

Other modifications to, amendments of, and supplements to, waivers to any existing Default or Event of Default and its consequences (other than regarding a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes, except a payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of, the Indenture or the Notes or the Subsidiary Guarantees may be made with the consent of the Holders of a majority in principal amount of the then-outstanding Notes of a series issued under the Indenture, except that, without the consent of each Holder of such series affected thereby, no amendment may (with respect to any Notes of such series held by a non-consenting Holder):
(1)	reduce the percentage of the principal amount of the outstanding Notes of such series whose Holders of Notes of such series must consent to an amendment, supplement or waiver;
(2)	reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes of such series;
(3)	change any place of payment where the principal of or interest on the Notes of such series is payable;
(4)
reduce the principal of or change or have the effect of changing the fixed maturity of any Notes of such series, or change the date on which any Notes of such series may be subject to redemption, or reduce the redemption price therefor;

(5)	make any Notes of such series payable in currencies other than that stated in the Notes of such series;
(6)
make any change in provisions of the Indenture entitling each Holder of Notes of such series to receive payment of principal of, premium, if any, and interest on such Notes of such series on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of outstanding Notes of such series to waive Defaults or Events of Default;

(7)
reduce the premium payable upon a Change of Control Repurchase Event or, at any time after a Change of Control Repurchase Event has occurred, (i) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer relating thereto, or (ii) change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(8)
eliminate or modify in any manner a Subsidiary Guarantor’s obligations with respect to its Subsidiary Guarantee which adversely affects Holders of Notes of such series in any material respect, except as contemplated in the Indenture;

(9)
make any change in the provisions of the Indenture described under “—Additional Amounts” that adversely affects the rights of any Holder of Notes of such series or amend the terms of the Notes of such series in a way that would result in a loss of exemption from any applicable taxes; and

(10)
make any change to the provisions of the Indenture or the Notes of such series that adversely affects the ranking of the Notes of such series (for the avoidance of doubt, a change to the covenants “Limitation on Liens” and “Limitations on Sale and Lease-Back Transactions” does not adversely affect the ranking of the Notes).

Governing Law; Jurisdiction
The Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the law of the State of New York.
Each of the Company and the Subsidiary Guarantors will submit to the jurisdiction of the U.S. federal and New York state courts located in The City of New York, Borough of Manhattan, and the Company will appoint an agent for service of process with respect to any actions brought in these courts arising out of or based on the Indenture or the Notes.
According to the laws of the State of New York, claims against us for the payment of principal of and premium, if any, and interest on the Notes must be made within six years from the due date for payment thereof.
The Trustee
The Bank of New York Mellon is the Trustee under the Indenture. The principal office of the Trustee is 240 Greenwich Street, New York, New York, 10286, Attention: Corporate Trust Administration.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.
No Personal Liability
No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or any Subsidiary Guarantor will have any liability for or any obligations of the Company under the Notes, the Indenture or any Subsidiary Guarantee or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under corporate law of the State of Delaware.
Listing
We intend to apply to list the Notes on the Nasdaq Bond Exchange. The Company will use commercially reasonable efforts to obtain listing of the Notes on such exchange.
Certain Definitions
The following sets forth certain of the defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other terms used herein for which no definition is provided.
“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness will be deemed to have been Incurred at the time such Person becomes a Subsidiary or at the time it merges or consolidates with the Company or a Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.
“Additional Amounts” has the meaning set forth under “—Additional Amounts” above.
“Additional Notes” has the meaning set forth under “—General” above.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.
“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the applicable rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture).
“Board of Directors” means the Board of Directors, managing partner or similar governing body of the Company, or any Subsidiary Guarantor, or any duly authorized committee thereof.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Guarantor, as applicable, to have been adopted by its Board of Directors or pursuant to authorization by its Board of Directors and to be in full force and effect on the date of the certification and delivered to the Trustee.
“Business Day” means any day except a Saturday, a Sunday, or a legal holiday or a day on which commercial banks and foreign exchange markets in any of the City of New York, New York or a place of payment are authorized or obligated by law, regulation or executive order to remain closed.
“Capital Stock” means (1) in the case of a corporation, corporate stock or shares in the capital of the corporation; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP. Notwithstanding the foregoing, the obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations.
“Change of Control” means the occurrence of one or more of the following events:
(1)
the direct or indirect sale, conveyance, assignment, transfer, lease or other disposition (other than by way of merger or consolidation), in one or more transactions or series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (including any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)) is or becomes the “beneficial owner” (as defined in Section 13(d)(3) of the Exchange Act) of more than 50% of the Voting Stock of the Company (including any Surviving Entity) measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i)(A) the Company becomes a wholly-owned Subsidiary of a holding company and (B) the Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction, (ii) pursuant to a transaction in which the shares of the Voting Stock of the Surviving Entity immediately after giving effect to such transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction or (iii) the “person” referenced in clause (2) of the preceding sentence previously became the beneficial owner of the Company’s Voting Stock so as to have constituted a Change of Control in respect of which a Change of Control Offer was made (or otherwise would have if not for the waiver of such requirement by the Holders of the Notes).
“Change of Control Offer” has the meaning set forth under “—Change of Control.”
“Change of Control Payment” has the meaning set forth under “—Change of Control.”
“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Downgrade Event.
“Commodity Agreement” means, with respect to any Person, any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.
“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.
“Consolidated Total Assets” means, at any date of determination, the total assets of the Company and its Subsidiaries on a consolidated basis, as shown on the most recent quarterly financial statements of the Company provided to the Trustee pursuant to “Covenants—Reports to Holders” (or required to be provided thereunder), calculated in accordance with GAAP and on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations or assets by the Company and its Subsidiaries subsequent to such date and on or prior to the date of determination.
“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”
“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed solely to hedge foreign currency risk of such Person.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Capital Stock; provided, further, however, that, if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company, or the Company’s Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Capital Stock will not be deemed to be Disqualified Capital Stock.
“Event of Default” has the meaning set forth under “—Events of Default.”
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Excluded Subsidiary” means any Subsidiary that: (i) is not or ceases to be a Wholly Owned Subsidiary of the Company as a consequence of a third party investing in or acquiring Capital Stock of such Subsidiary for fair market value, as determined in good faith by the Company; (ii) is prohibited or restricted by applicable law or regulation from being or becoming a Subsidiary Guarantor or, if the guarantee of the Notes would require governmental (including regulatory) consent, approval, license or authorization, or is or becomes a regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, and in each case, the Company reasonably determines that the granting or maintenance of a Subsidiary Guarantee by such Subsidiary is prohibited by, or would be unduly burdensome under, applicable laws or regulations; or (iii) in the case of any Subsidiary other than an Initial Subsidiary Guarantor, the Company reasonably determines that the granting or maintenance of a Subsidiary Guarantee by such Subsidiary would result in adverse tax consequences to the Company or any of its Subsidiaries.
“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Company acting in good faith, and will be evidenced by a Board Resolution.
“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.
“GAAP” means accounting principles generally accepted in the United States of America.
“Government Obligations” means securities which are (i) direct obligations of The United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of The United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by The United States of America, and which in the case of (i) and (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation evidenced by such depository receipt.
“Guarantee” means a guarantee by a Guarantor of the Company’s obligations under this Indenture and any Securities and as provided in the applicable Board Resolution and Officer’s Certificate or the applicable supplemental indenture establishing the terms of such Series of Securities.
“Guarantor” means the Initial Subsidiary Guarantors and any Person that issues a Guarantee of the Notes, either on the Issue Date or after the Issue Date in accordance with the terms of the Indenture; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.
“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.
“Holder” means a Person in whose name a Note is registered in the register maintained by the registrar pursuant to the terms of the Indenture.
“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will be considered an Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person, without duplication:
(1)	the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;
(2)	the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)	all Capitalized Lease Obligations of such Person;
(4)
all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts or other short term obligations to suppliers payable within 180 days, in each case in the ordinary course of business);

(5)
all reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent incurred in the ordinary course of business and such obligation is satisfied within 20 Business Days of Incurrence);

(6)	guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;
(7)
all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Indebtedness so secured;

(8)
all net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(9)
all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a)
if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture; and

(b)	if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof.
The amount of Indebtedness of any Person at any date will be deemed to be: (i) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligations, provided that with respect to contingent obligations related to Permitted Securitization Financings, the amount that would appear as a liability on the balance sheet of such Person in accordance with GAAP; (ii) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (iii) with respect to any Hedging Obligations, the net amount payable if such hedging agreement terminated at that time to default by such Person reasonably determined by the Company on the basis of customary “marked-to-market” methodology; and (iv) otherwise, the outstanding principal amount thereof.
“Initial Subsidiary Guarantor” has the meaning set forth under “—Subsidiary Guarantees” above.
“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed solely to hedge interest rate risk of such Person.
“Issue Date” means the first date of issuance of Notes under the Indenture.
“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Officer” means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Vice-President, the Treasurer, a Director, the Chairman, the Secretary, any Assistant Treasurer, Assistant Secretary or authorized officer of the Company or any Subsidiary Guarantor, as applicable.
“Officer’s Certificate” means a certificate signed by an Officer of the Company or any Subsidiary Guarantor, as applicable.
“Permitted Liens” means any of the following Liens:
(1)
Liens existing on the Issue Date and any extension, renewal or replacement thereof, so long as the principal amount of Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and any improvements on such property);

(2)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings;

(3)
(a) licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (b) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by the Indenture to which the Company or any Subsidiary is a party;

(4)
Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, customs duties, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)
Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to any Person in the ordinary course of business of the Company or any of its Subsidiaries;

(7)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(8)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Subsidiary, including rights of offset and set-off;
(9)
(i) Liens for taxes, assessments or other governmental charges, and (ii) attachment or judgment Liens, in each case, which are being contested in good faith by appropriate proceedings, provided that reserves or other appropriate provisions, if any, as may be required pursuant to GAAP have been made in respect thereof;

(10)
encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company or any of its Subsidiaries or to the ownership, lease or sublease of properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Subsidiaries;

(11)	deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the Company or its Subsidiaries and any Liens thereon;
(12)
Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(13)
Liens in favor of the government of Argentina, Brazil, Mexico, Chile, Colombia and the United States or any political subdivision thereof, to secure payments pursuant to any contract with such government or to any statute to which the Company or any of its Subsidiaries is subject;

(14)	Liens securing the Notes or any guarantees of the Notes;
(15)	Liens securing Hedging Obligations;
(16)	Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;
(17)	Liens securing Acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that

(a)
such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary; and

(b)
such Liens do not extend to or cover any property of the Company or any Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary.

(18)
purchase money Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred (or guarantees in respect thereof) to finance the acquisition or leasing of property of the Company or a Subsidiary; provided that

(a)	the related Purchase Money Indebtedness does not exceed the cost of such property and will not be secured by any property of the Company or any Subsidiary other than the property so acquired; and
(b)	the Lien securing such Indebtedness will be created within 365 days of such acquisition;
(19)
Liens granted to secure Indebtedness from, directly or indirectly, any international or multilateral development bank, government-sponsored agency, export-import bank or agency, or official export-import credit insurer;

(20)	Liens incurred in connection with a Permitted Securitization Financing; or
(21)
Liens securing an amount of Indebtedness or Attributable Debt outstanding at any one time not to exceed the greater of (a) U.S.$1,147.5 million (or the equivalent in other currencies) or (b) 20 % of Consolidated Total Assets.

For purposes of determining compliance with this covenant, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and of any other available exemption, and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with the categories of Permitted Liens.
“Permitted Securitization Financing” means any of one or more financing facilities in respect of accounts receivables, credit card receivables, credit loans or any rights to receive payments in the ordinary course of business (whether in the form of a securitization, factoring, discounting, individual or global/bulk assignment or other similar financing transaction) the obligations of which are non-recourse to the Company or any Subsidiary (other than a Securitization Subsidiary or other Person that is not a Subsidiary), except for customary representations, warranties, covenants, indemnities, legal or regulatory obligations with respect to the validity or existence of the assigned, discounted or secured right, and other customary carve outs or guarantees in connection with such facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.
“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.
“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of the Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
“Rating Downgrade Event” means the rating on the Notes is lowered from their rating then in effect as a result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (or pending Change of Control) by at least two of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control and (ii) the first public notice of the intention by the Company to effect a Change of Control, and ending 60 days thereafter (which Trigger Period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies). In the event that less than two Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, then a “Rating Downgrade Event” shall be deemed to have occurred during that Trigger Period. Notwithstanding the foregoing, no Rating Downgrade Event will be deemed to have occurred as a result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control unless and until such Change of Control has actually been consummated.
“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” have correlative meanings.
“Relevant Jurisdiction” has the meaning set forth under “—Additional Amounts” above.
“S&P” means Standard & Poor’s Rating Service or any successor thereto.
“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property for a sale price of U.S.$15 million (or its equivalents in other currencies) or more.
“Securitization Subsidiary” means a Subsidiary of the Company
(1)	that is designated a “Securitization Subsidiary” by the Board of Directors;
(2)	that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Securitization Financings and any activity necessary, incidental or related thereto;
(3)	no portion of the Indebtedness or any other obligation, contingent or otherwise, of which
(a)	is Guaranteed by the Company or any other Subsidiary of the Company,
(b)	is recourse to or obligates the Company or any other Subsidiary of the Company in any way,
or
(c)	subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof; and
(4)
with respect to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; provided that, in respect of clauses (3) and (4), customary recourse pursuant to the definition of Permitted Securitization Financing shall be allowed.

“Significant Subsidiary” means a Subsidiary of the Company that would constitute a “Significant Subsidiary” of the Company in accordance with Rule 1-02 under Regulation S-X under the Securities Act in effect on the Issue Date.

“Stated Maturity” when used with respect to any Note, means the date specified in such Note as the fixed date on which the final payment of principal of such Note is due and payable. “Stated Maturity” when used with respect to indebtedness for borrowed money in this section, means the date specified as the fixed date on which the final payment of principal of such indebtedness for borrowed money is due and payable.
“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.
“Subsidiary Guarantee” means the Guarantee by a Subsidiary Guarantor of the Company’s obligations under the Indenture and the Notes, pursuant to the provisions of the Indenture.
“Subsidiary Guarantor” has the meaning set forth under “—Subsidiary Guarantees” above.
“Surviving Entity” has the meaning set forth under “—Covenants—Limitation on Merger, Consolidation and Sale of Assets” above.
“Tax” has the meaning set forth under “—Additional Notes” above.
“Triggering Indebtedness” means (i) any U.S. Dollar or Euro debt securities of the Company (other than the Notes) issued in the international capital markets, or (ii) any bilateral or syndicated credit facility extended by any financial institutions to the Company that has an aggregate principal amount at any one time outstanding in excess of U.S.$100 million.
“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person. The term “normally entitled” means without regard to any contingency.
“Wholly Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than (x) director’s qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

TAX CONSIDERATIONS
United States Federal Income Taxation
The following is a summary of material U.S. federal income tax considerations that may be relevant to a holder of a Note. This summary is based on provisions of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Notes that will hold Notes as capital assets and acquired notes upon original issuance at their original issue price. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons that have a “functional currency” other than the U.S. dollar.
This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws, the alternative minimum tax or the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.
As used herein, a “U.S. holder” is a beneficial owner of a Note that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the Note. A “Non-U.S. holder” is a beneficial owner of a Note that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. holder.
U.S. Holders
Payments of Interest and Additional Amount. The gross amount of stated interest and Additional Amounts (i.e., the gross amount of stated interest, excluding any reduction for any withholding tax applicable to the U.S. holder) will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. In general, however, if a series of Notes is issued with OID at or above a de minimis threshold, a U.S. holder will be required to include OID with respect to that series of Notes in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
Payments (including by one or more of our Subsidiary Guarantors under the Subsidiary Guarantees) of stated interest (including Additional Amounts) generally will constitute income from sources within the United States for foreign tax credit purposes. Consequently, if any such payment is subject to non-U.S. withholding tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of such deduction, involves the application of rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in their particular situations.
Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued and unpaid interest, which will be taxable as such) and the U.S. holder’s tax basis in such Note. A U.S. holder’s tax basis in a note will generally equal the cost of the Note to such holder. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.
Capital gain or loss recognized by a U.S. holder generally will be U.S.-source gain or loss. Consequently, if any such gain is subject to withholding tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the Notes.
Non-U.S. Holders
Payments of Interest. Subject to the discussions below under “—FATCA” and “Information Reporting and Backup Withholding,” payments of interest on the Notes to a Non-U.S. holder generally will be exempt from withholding of U.S. federal income tax under the portfolio interest exemption provided that (i) the Non-U.S. holder properly certifies as to its foreign status by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) to the applicable withholding agent; (ii) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and (iii) the Non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership. If any present or future Taxes imposed by the United States, any state thereof, the District of Columbia or any political subdivision of the foregoing are required to be deducted or withheld from any payments in respect of the Notes, no additional amounts will be paid on the Notes as a result of the deduction or withholding of such Taxes.
Sale, Exchange and Retirement of Notes. Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or retirement of Notes.
FATCA
Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of Notes will generally be subject to 30% U.S. withholding tax on interest payments on the Notes if the holder is not FATCA compliant, or holds its Notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. If any taxes are required to be deducted or withheld from any payments in respect of the Notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the Notes as a result of the deduction or withholding of such tax.
Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Notes.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments on the Notes made to, and the proceeds of dispositions of Notes effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or Non-U.S. holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Certain Argentine Tax Considerations
The following discussion summarizes the material Argentine tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Argentine Resident (defined below) and (ii) the receipt by a Non-Argentine Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Argentina (each, an “Argentine Guaranty Payment”).
This discussion is based on the tax laws of Argentina as in effect on the date of this prospectus supplement, as well as regulations, rulings and court decisions in Argentina available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Argentine tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Argentina and other countries, which should be analyzed on a case-by-case basis by the Non-Argentine Resident.
For the purposes of the Income Tax, we consider that an individual is “Argentine Resident” when the individual (i) is of Argentine nationality (or naturalized) who has not lost the tax resident status or; (ii) is a foreigner who has obtained permanent residence status in Argentina or has legally been living in the country for twelve months or more.
Argentine citizens will lose resident status when they become permanent residents in a foreign state, or when they stay uninterrupted in a foreign country for at least twelve (12) months.
An individual is considered an Argentine resident, even if he/she has obtained permanent residence in a foreign country, or has lost residence status in the Argentine Republic because the person is regarded as resident of another country for tax purposes, when they actually live in Argentina or reenter the country in order to remain in it and the following conditions take place in the order described below:
•	if the individual has their permanent dwelling in the Argentine Republic (a suitable facility currently used for living or available for housing);
•	if their center of vital interest is located within the national territory (in which he/she has its closest personal and economic relationships, mainly the personal ones);
•
if the individual permanently resides in the Argentine Republic, a condition that will be considered fulfilled if the person remains there more time than the one spent in the foreign State which granted the permanent residence, or which considers them as residents for tax purposes during the calendar year); and

•	if they are of Argentine nationality.
The following are also considered Argentine residents: (i) undivided estates in which the taxpayer, at the time of his or her death, was a resident in the Argentine Republic, in accordance with the abovementioned; (ii) individuals who are abroad and act as official representatives within the National State or in the performance of the duties entrusted by the National State, the Provinces or Municipalities or the Autonomous City of Buenos Aires; and (iii) civil servants of Argentine nationality who perform their duties at international agencies of which the Argentine Republic is a member state.
On the other hand, the following are considered “Non-Argentine Residents” for income tax purposes: (i) a foreign individual who has not acquired Argentine tax resident status due to their permanent residence in Argentina or by living in the country for twelve months or more; (ii) an Argentine citizen that has lost the Argentine tax resident status as explained above; (iii) persons who remain permanently in Argentina because they are part of diplomatic or consular missions of foreign countries in Argentina, as well as the technical and administrative staff; representatives and agents working at international agencies, of which the Argentine Republic is a member, and who perform their duties in Argentina, provided they are foreigners and not residents at the moment of hiring them; (iv) foreign individuals hired to perform their duties in Argentina for a period no longer than 5 years and foreign students or researchers with temporary residence permits in Argentina.
Purchase, ownership and sale of Notes by Non-Argentine Residents
Generally, a Non-Argentine Resident is subject to tax in Argentina only when income is derived from an Argentine source or when the transaction giving rise to such earnings involves assets located in Argentina. Since we are considered to be domiciled outside of Argentina for tax purposes, any interest, gains, fees, commissions, expenses and any other income paid by us in respect of the Notes to Non-Argentine Residents should not be subject to withholding or deduction in respect of Argentine income tax or any other taxes, duties, assessments or governmental charges in Argentina, provided that such payments are made by us with funds held outside of Argentina.
Any capital gains generated outside Argentina as a result of a transaction between two Non-Argentine Resides with respect to assets not located in Argentina are generally not subject to tax in Argentina. Since the Notes will be issued by a legal entity incorporated outside of Argentina and registered abroad, the Notes should not be considered assets located in Argentina for this purpose, and gains realized on the sale or other disposition of the Notes made outside Argentina by a Non-Argentine Resident to another Non-Argentine Resident should not be subject to Argentine taxes.
Argentine Guaranty Payments to Non-Argentine Residents
If we fail to timely pay any amount due, including any payment of principal, interest or any other amount that may be due and payable in respect of the Notes, our Subsidiary Guarantors generally will be required to assume the obligation to pay such amounts. Our Argentine Subsidiary Guarantors intend to take the position that Argentine Guaranty Payments to Non-Argentine Residents should not be subject to the imposition of Argentine taxes.
However, if Argentine taxes were to be imposed on Argentine Guaranty Payments, a Non-Argentine Resident generally would be entitled to receive Additional Amounts so that, after payment of applicable Argentine taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Argentine Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
Other Argentine Tax Considerations
There are no stamp, transfer or other similar taxes in Argentina applicable to the transfer, assignment or sale of any debt instrument outside of Argentina (including the Notes) by Non-Argentine Residents nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes by Non- Argentine Residents to other Non- Argentine Residents.
In the case of enforcement of the Notes against one or more of our Subsidiary Guarantors organized under the laws of Argentina, court taxes must be paid by the person filing a claim in court and the rates of such court taxes vary from one jurisdiction to another.
Certain Brazilian Tax Considerations
The following discussion summarizes the material Brazilian tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Brazilian Resident (defined below) and (ii) the receipt by a Non-Brazilian Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Brazil (each, a “Brazilian Guaranty Payment”).
This discussion is based on the tax laws of Brazil as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Brazil available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Brazilian tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Brazil and other countries, which should be analyzed on a case-by-case basis by the Non-Brazilian Resident.
As used herein, a “Non-Brazilian Resident” means an individual, entity, trust or organization that is domiciled for tax purposes outside Brazil.
Purchase, ownership and sale of Notes by Non-Brazilian Residents
Generally, a Non-Brazilian Resident is subject to income tax in Brazil only when income is derived from a Brazilian source or when the transaction giving rise to such earnings involves assets located in Brazil. Since we are considered to be domiciled abroad for tax purposes, any interest, gains, fees, commissions, expenses and any other income paid by us in respect of the Notes to Non-Brazilian Residents should not be subject to withholding or deduction in respect of Brazilian income tax or any other taxes, duties, assessments or governmental charges in Brazil, provided that such payments are made by us with funds held outside of Brazil.
Any capital gains generated outside Brazil as a result of a transaction between two Non-Brazilian Residents with respect to assets not located in Brazil are generally not subject to tax in Brazil. If the assets are located in Brazil, then capital gains realized thereon are subject to income tax, according to Section 26 of Law No. 10,833, enacted on

December 29, 2003. Since the Notes will be issued by a legal entity incorporated outside of Brazil and registered abroad, the Notes should not fall within the definition of assets located in Brazil for purposes of Law No. 10,833, and gains realized on the sale or other disposition of the Notes made outside Brazil by a Non-Brazilian Resident to another Non-Brazilian Resident should not be subject to Brazilian taxes. However, considering the general and unclear scope of this legislation and the absence of definitive judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation of this law will ultimately prevail in the courts of Brazil.
If the income tax is deemed to be due, any gains derived from the disposition of the Notes may be subject to income tax in Brazil, effective as from January 1, 2017 (as confirmed by Declaratory Act No. 3, of April 27, 2016), at progressive rates as follows: (i) 15% for the part of the gain that does not exceed R$5 million, (ii) 17.5% for the part of the gain that exceeds R$5 million but does not exceed R$10 million, (iii) 20% for the part of the gain that exceeds R$10 million but does not exceed R$30 million and (iv) 22.5% for the part of the gain that exceeds R$30 million; or 25.0% if such Non-Brazilian Resident is located in a Low or Nil Tax Jurisdiction as it will be further detailed below. A lower rate, however, may apply under an applicable tax treaty between Brazil and the country where the Non-Brazilian Resident is domiciled.
Brazilian Guaranty Payments to Non-Brazilian Residents
If we fail to timely pay any amount due, including any payment of principal, interest or any other amount that may be due and payable in respect of the Notes, our Subsidiary Guarantors generally will be required to assume the obligation to pay such amounts. As there is no specific legal provision dealing with the imposition of withholding income tax on payments made by Brazilian sources to Non-Brazilian Resident beneficiaries under guarantees and no uniform decision from the Brazilian courts, there is a risk that tax authorities will take the position that the funds remitted by a Brazilian Subsidiary Guarantor to a Non-Brazilian Resident may be subject to the imposition of withholding income tax at a general 15% rate, or at a 25% rate, if the Non-Brazilian Resident is located in a Low or Nil Tax Jurisdiction. Arguments exist to sustain that (a) payments made under the guarantee structure should be subject to imposition of withholding income tax according to the nature of the guaranteed payment, in which case only interest and fees should be subject to taxation at a rate of 15%, or 25%, in cases of beneficiaries located in Low or Nil Tax Jurisdictions, as defined by the Brazilian legislation; or (b) Brazilian Guaranty Payments to Non-Brazilian Resident beneficiaries should not be subject to the imposition of withholding income tax, to the extent that they should qualify as a credit transaction by the Brazilian party to the issuer. The imposition of withholding income tax under these circumstances has not been settled by the Brazilian courts.
If Brazilian taxes were to be imposed on Brazilian Guaranty Payments, a Non-Brazilian Resident generally would be entitled to receive Additional Amounts so that, after payment of applicable Brazilian taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Brazilian Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
Discussion on Low or Nil Tax Jurisdictions
According to Law No. 9,430, dated December 27, 1996, as amended, a Low or Nil Tax Jurisdiction is a country or location that (i) does not impose taxation on income, (ii) imposes income tax at a maximum rate lower than 20% or (iii) imposes restrictions on the disclosure of shareholding composition or the ownership of the investment.
Additionally, on June 24, 2008, Law No. 11,727/08 created the concept of Privileged Tax Regimes, which encompasses the countries and jurisdictions that (i) do not tax income or tax it at a maximum rate lower than 20%; (ii) grant tax advantages to a Non-Brazilian Resident (a) without the need to carry out a substantial economic activity in the country or a said territory or (b) conditioned to the non-exercise of a substantial economic activity in the country or a said territory; (iii) do not tax proceeds generated abroad or tax them at a maximum rate lower than 20% or (iv) restrict disclosure about the ownership of assets and ownership rights or restrict disclosure about economic transactions carried out.
On November 28, 2014, the Brazilian tax authorities issued Ordinance 488, which decreased, from 20% to 17%, the minimum threshold for certain specific cases. The reduced 17% threshold applies only to countries and regimes aligned with international standards of fiscal transparency in accordance with rules to be established by the Brazilian tax authorities.
We believe that the best interpretation of the current Brazilian tax legislation should lead to the conclusion that the concept of Privileged Tax Regimes should only apply for certain Brazilian tax purposes, such as transfer pricing and thin capitalization rules. According to this interpretation, the concept of Privileged Tax Regimes should not be applied in connection with the taxation of payments related to the Notes to Non-Brazilian Residents.
The Brazilian tax authorities currently take the position that a 15% withholding tax rate applies to payments made from Brazil (including a Brazilian Guaranty Payment) to beneficiaries resident in Privileged Tax Regimes (Tax Ruling COSIT no. 575, of December 20, 2017). Such ruling is currently binding to all tax inspection procedures carried out by Brazilian Internal Revenue Service, as per Section 9 of Normative Ruling n. 1,396/2013.
We cannot assure you, that Brazilian tax authorities will not review such interpretation in the future. In the event that such COSIT is changed, tax authorities may determine that payments made to Non-Brazilian Residents benefitting from a Privileged Tax Regime are subject to the same rules applicable to payments made to Non-Resident Holders located in a Low or Nil Tax Jurisdiction, so that the withholding income tax applicable to such payments could be assessed at a rate up to 25%.
Prospective investors should therefore consult with their own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Instruction No. 1,037/2010, as amended, and of any related Brazilian tax laws or regulations concerning Low or Nil Tax Jurisdictions and Privileged Tax Regimes.
Other Brazilian Tax Considerations
Pursuant to Decree No. 6,306/2007, as amended, conversions of foreign currency into Brazilian currency or vice-versa are subject to the Tax on Foreign Exchange Transactions (Imposto sobre Operações de Crédito, Câmbio e Seguro, ou relativas a Títulos e Valores Mobiliários), or IOF/Exchange, including foreign exchange transactions in connection with payments made by the Brazilian Guarantors to a Non-Brazilian Resident.
Currently, the IOF/Exchange is assessed at a 0.38% rate for most foreign exchange transactions, including foreign exchange transactions in connection with payments under guarantees made to Non-Resident Holders.
The Brazilian government may increase the current IOF/Exchange rate at any time, up to a maximum rate of 25%. Any such new rate would only apply to future foreign exchange transactions. The IOF/Exchange is a cost of the local paying party, as the financial institution responsible for the foreign exchange transaction the party liable for collection of the tax.
There are no stamp, transfer or other similar taxes in Brazil applicable to the transfer, assignment or sale of any debt instrument outside Brazil (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes, except for gift and inheritance taxes imposed by some states of Brazil on gifts and bequests by a Non-Brazilian Resident to individuals or entities domiciled or residing within such Brazilian states.
Certain Chilean Tax Considerations
The following discussion summarizes the material Chilean tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Chilean Resident (defined below) and (ii) the receipt by a Non-Chilean Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Chile (each, a “Chilean Guaranty Payment”).
This discussion is based on the tax laws of Chile as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Chile available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Chilean tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws.
As used herein, a “Non-Chilean Resident” means either (1) in the case of an individual, a person who is not resident or domiciled in Chile (for purposes of Chilean taxation, (a) an individual is resident in Chile if she or he has remained in Chile, uninterrupted or not, for a period or periods that in total exceed 183 days, within any period of twelve months and (b) an individual is domiciled in Chile if he or she resides in Chile with the actual or presumptive intent of staying in Chile (such intention to be evidenced by circumstances such as the acceptance of employment in Chile or the relocation of one’s family to Chile)); or (2) in the case of a legal entity, a legal entity that is not organized under the laws of Chile, unless the notes are assigned to a branch or a permanent establishment of such entity in Chile.

Under the Chilean Income Tax Law, a Non-Chilean Resident is subject to withholding income tax on its Chilean source income, currently at a rate of 35%. For this purpose, Chilean source income means earnings from activities performed in Chile or from the sale, disposition or other transactions in connection with assets or goods located in Chile. The tax system in Chile is integrated, which means that the corporate income tax can be used as a credit against the final taxes (i.e. non- resident withholding tax and surtax). Law No. 21,210 established two corporate tax regimes (one for larger enterprises and one for small- and medium-sized businesses) and repealed the attributed income system established by Law No. 20,780. The regime applied to our Subsidiary Guarantors organized under the laws of Chile is a partially integrated system for larger enterprises. Under this regime, non-Chilean Residents domiciled in a country with which Chile has signed an agreement to avoid double taxation may fully use the corporate income tax as a credit. In contrast, non-Chilean Residents who do not meet this requirement may only partially use the credit (65%). The corporate income tax rate is 27%.
The Notes should not be deemed assets located in Chile, and thus any capital gain realized by a Non-Chilean Resident on the sale or other disposition of the Notes would not be subject to Chilean income taxes. A Chilean Guaranty Payment of interest to a Non-Chilean Resident would be subject to a 35% withholding tax in Chile; however, a lower rate - 15% or 10% - may apply as a result of the application of a double taxation treaty between Chile and the country of residence of the beneficial owner of such interest.
If Chilean taxes were to be imposed on Chilean Guaranty Payments, a Non-Chilean Resident generally would be entitled to receive Additional Amounts so that, after payment of applicable Chilean taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Chilean Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
In the case of enforcement of the Notes against one or more of our Subsidiary Guarantors organized under the laws of Chile, the Notes would be subject to stamp tax under Decree Law No. 3,475 of 1980, as amended, upon their registration in the accounting records of the corresponding Subsidiary Guarantor, or at the time the Notes (i.e. the actual document) to be enforced in Chile are brought into the country or notarized, whichever happens first, at a rate of 0.066% per month or fraction thereof, calculated over the principal amount, with a maximum of 0.8% over such principal amount.
There are no stamp, transfer or other similar taxes in Chile applicable to the transfer, assignment or sale of any debt instrument outside Chile (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes by Non-Chilean Residents, except for gift and inheritance taxes imposed on gifts and bequests by a Non-Chilean Resident to individuals or entities domiciled or resident in Chile that consist of assets located outside of Chile (including the Notes) which were acquired by the Non-Chilean Resident with resources or funds from within Chile.
Certain Colombian Tax Considerations
The following discussion summarizes the material Colombian tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Colombian Resident (defined below) and (ii) the receipt by a Non-Colombian Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Colombia (each, a “Colombian Guaranty Payment”).
This discussion is based on the tax laws of Colombia as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Colombia available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Colombian tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Colombia and other countries, which should be analyzed on a case-by-case basis by the Non-Colombian Resident.
A “Non-Colombian Resident” means an individual that is not a tax resident of Colombia or a company or other entity neither organized/domiciled under the laws of Colombia nor having its effective place of business in Colombia.
Under Colombian tax law, a company is deemed to be tax resident whenever it (i) is incorporated under the laws of Colombia, (ii) has its domicile in Colombia or (iii) has its effective place of management in Colombia.

An individual is deemed to be a tax resident of Colombia if he or she meets any of the following criteria:
•	Such person physically stays in Colombia for more than 183 calendar days within any given 365 consecutive day term;
•	Such person has been serving the Colombian Government in a foreign state and that person has been exempt from taxes during such service by virtue of the Vienna Conventions on diplomatic relations;
•	Such person is a Colombian national residing abroad and any of the following conditions are met:
(1)	Such person has a spouse or permanent companion, or dependent children, who are residents of Colombia, or
(2)	50% or more of such person’s total income is sourced in Colombia, or
(3)	50% or more of such person’s assets are managed in Colombia, or
(4)	50% or more of such person’s assets are deemed to be possessed in Colombia, or
(5)	Such person has been summoned by the Colombian Tax Office to provide proof of residency in another country (other than Colombia) and has failed to provide such evidence, or
(6)	Such person is a resident of a country deemed a tax haven under Colombian law.
In any of the six cases immediately above, a Colombian national should not be considered as a tax resident if:
1.	50% or more of the individual’s annual income is sourced in the jurisdiction where he or she is a resident, or
2.	50% or more of such individual’s assets are located in the jurisdiction where he or she is a resident.
Purchase, ownership and sale of the notes by Non-Colombian Residents
As our effective place of management is not in Colombia, our payment of principal of or premium, if any, or interest on the Notes to Non-Colombian Residents, or the income resulting from the sale of the Notes by Non-Colombian Residents, will not be subject to Colombian income tax, and such investors will not be required to file any tax returns in Colombia solely by reason of their investment in the Notes.
There are no stamp, transfer or other similar taxes in Colombia applicable to the transfer, assignment or sale of any debt instrument outside Colombia (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes, provided that there is not a Colombian debtor involved (for the purposes of this offering, the Colombian Subsidiary Guarantor acts a guarantor instead of a debtor).
Colombian Guaranty Payments to Non-Colombian Residents
If we fail to timely pay any amount due, including any payment of principal, interest or any other amount that may be due and payable in respect of the Notes, our Subsidiary Guarantors generally will be required to assume the obligation to pay such amounts. Colombian Guaranty Payments to Non-Colombian Residents will not be deemed Colombian source income as these payments would be regarded as payments made by the respective Colombian Subsidiary Guarantor acting as a guarantor instead of a debtor, under a transaction executed outside of Colombia, giving rise to foreign indebtedness outside of Colombia.
However, if Colombian taxes were to be imposed on Colombian Guaranty Payments, a Non-Colombian Resident generally would be entitled to Additional Amounts so that, after payment of applicable Colombian taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Colombian Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
Certain Mexican Tax Considerations
The following discussion summarizes the material Mexican tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Mexican Resident (defined below) and (ii) the receipt by a Non-Mexican Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Mexico (each, a “Mexican Guaranty Payment”).

This discussion is based on the tax laws of Mexico as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Mexico available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Mexican tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Mexico and other countries, which should be analyzed on a case-by-case basis by the Non-Mexican Resident.
As used herein, a “Non-Mexican Resident” means an individual that is not a resident of Mexico or a company or other entity that has established its main administration or its place of effective management abroad, and that does not conduct any activity through a permanent establishment in Mexico, or whose income is not attributable to any such permanent establishment.
Purchase, ownership and sale of Notes by Non-Mexican Residents
Non-Mexican Residents will not be subject to taxation in Mexico in respect of the Notes, except with respect to a Mexican Guaranty Payment of interest, as described below.
Mexican Guaranty Payments to Non-Mexican Residents
If we fail to timely pay any amount due, including any payment of principal, interest or any other amount that may be due and payable in respect of the Notes, our Subsidiary Guarantors generally will be required to assume the obligation to pay such amounts. Under existing Mexican laws and regulations, Mexican Guaranty Payments of principal under the Notes to a Non-Mexican Resident will not be subject to any taxes or duties imposed or levied by or on behalf of Mexico. Mexican Guaranty Payments of interest to Non-Mexican Residents, however, will be subject to income tax in Mexico, according to the following tax regime:
(i) Income tax shall be collected from Non-Mexican Residents (other than certain foreign pension and retirement funds) by withholding, considering a maximum rate of 35% on the interest paid, unless a lower rate applies as a result of a tax treaty. The rates under the tax treaties could range from 4.9% for certain financial institutions to 15% applicable on a general basis, although the latter may in certain cases be reduced to 10% where a most favored nation clause is included in the relevant treaty and is applicable in the specific circumstances.
Each of the interest beneficiaries shall receive a payment certificate stating the corresponding income tax withholding. A Non-Mexican Resident will not be deemed to have a permanent establishment in Mexico merely as a result of receiving a Mexican Guarantee Payment.
(ii) A foreign pension or retirement fund shall not be subject to Mexican income tax withholding on Mexican Guaranty Payments of interest if it is tax exempt in its residence country.
If Mexican taxes were to be imposed on Mexican Guaranty Payments, a Non-Mexican Resident generally would be entitled to receive Additional Amounts so that, after payment of applicable Mexican taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Mexican Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
Other Mexican Tax Considerations
There are no stamp, transfer or other similar taxes in Mexico applicable to the transfer, assignment or sale of any debt instrument issued by a non-Mexican resident company with a guarantee granted by a Mexican guarantor (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes.

UNDERWRITING
We have entered into an underwriting agreement with respect to the Notes with the underwriters listed below, for whom BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives. Subject to certain conditions, each of the underwriters has severally agreed to purchase the respective principal amounts of Notes indicated in the following table:
	Aggregate Principal	Aggregate Principal
	Amount of the 20	Amount of the 20
Underwriter	Sustainability Notes	Notes
BNP Paribas Securities Corp.	$	$
BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Total	$	$
The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the Notes if they purchase any of the Notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
The underwriters are offering the Notes subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We and each of the Guarantors have agreed that, for a period of 30 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or any of the Guarantors and having a tenor of more than one year. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
Commissions and Discounts
The Notes sold by the underwriters to the public will initially be offered at the prices to the public set forth on the cover of this prospectus supplement and may be offered to certain dealers at these prices less a concession not in excess of    % of the aggregate principal amount of the 20   Notes and    % of the aggregate principal amount of the 20   Sustainability Notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of    % of the aggregate principal amount of the 20   Notes and    % of the aggregate principal amount of the 20   Sustainability Notes to certain other dealers. If all of the Notes are not sold at the prices to the public, the underwriters may change the prices to the public and the other selling terms. The underwriters may offer and sell the Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the respective underwriting discounts that we will pay to the underwriters in connection with this offering:
Paid by MercadoLibre
20 Sustainability Notes
Per Note	%
Total	$
20 Notes
Per Note	%
Total	$
The expenses of this offering, not including the respective underwriting discounts, are estimated to be approximately $   .
New Issues
Each series of the Notes will be a new issue of securities with no established trading market. We intend to apply to list the Notes on the Nasdaq Bond Exchange. We have been advised by the underwriters that the underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the Notes.
Settlement
It is expected that delivery of the Notes will be made against payment for the Notes on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day preceding the date of delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day preceding the date of delivery of the Notes should consult their own advisors.
Price Stabilization and Short Positions
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the prices of the Notes. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of Notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the Notes while this offering is in process.
These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the Notes. As a result, the prices of the Notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us.
If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.
The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
One of the members of our board, Alejandro Nicolás Aguzin, serves as the CEO of the International Private Bank, an affiliate of J.P. Morgan Securities LLC, one of the underwriters in this offering.
Conflicts of Interest
Because certain of the underwriters or their affiliates may receive at least 5% of the net proceeds from this offering in the event that they hold notes that may be purchased as set forth in “Use of Proceeds,” such underwriters could be deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because the Notes of each series are “investment grade rated” as defined in Rule 5121.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of any of the Notes of any series offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required. The Notes of each series offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the Notes of any series offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which or to any person to whom such an offer or a solicitation is unlawful.
Notice to Prospective Investors in Argentina
The Notes are not and will not be marketed in Argentina by means of a public offer, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the notes in Argentina.
Notice to Prospective Investors in Brazil
The Notes of each series have not been, and will not be, registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. The Notes of each series may not be offered or sold in Brazil. The Notes are not being offered into Brazil. Documents relating to the offering of any series of the Notes, as well as information contained therein, may not be supplied to the public in Brazil, nor be used in connection with any offer for subscription or sale of the notes in Brazil.

Notice to Prospective Investors in Canada
The Notes of each series may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Chile
Neither the issuer nor the Notes of each series are registered in the Foreign Securities Registry (Registro de Valores Extranjeros) or subject to the control of the Chilean Commission for the Financial Market (Comisión para el Mercado Financiero de Chile). This prospectus supplement and other offering materials relating to the offer of the Notes do not constitute a public offer of, or an invitation to subscribe for or purchase, any Notes of any series in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).
Notice to Prospective Investors in Colombia
The Notes will not be registered with the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores) maintained by the SFC or the Colombian Stock Exchange (Bolsa de Valores de Colombia). Therefore, the Notes may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Decree 2555 of 2010 to offer privately the notes to their Colombian clients.
Notice to Prospective Investors in the European Economic Area
The Notes of each series are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any series of the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of any series of the Notes in any Member State of the EEA will be made pursuant to an exemption under Regulation 2017/1129/EU (the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of each series of the Notes offered hereby is not being made, and the contents of such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed or otherwise communicated to, and must not be passed on to, any person in the UK except in circumstances in which section 21(1) of the FSMA will not apply, and each underwriter has represented, warranted and agreed that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the UK. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the UK who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to in this paragraph as “relevant persons”). In the UK, the Notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.
Notice to Prospective Investors in Hong Kong
The contents of this prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. The Notes of each series has not been offered or sold and will not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to any series of the Notes has been issued or been in the possession of any person for the purposes of issue and will be issued or be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The Notes of each series have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Mexico
The Notes have not been and will not be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the National Securities and Banking Commission (Comisión Nacional Bancaria y de Valores) and therefore the Notes may not be publicly offered or sold or otherwise be the subject of brokerage activities in Mexico. This prospectus supplement and the accompanying prospectus have not been authorized by the National Securities and Banking Commission (Comisión Nacional Bancaria y de Valores) and may not be publicly distributed in Mexico. The acquisition of the Notes by any investor who is a resident of Mexico will be made under such investor’s responsibility.
Notice to Prospective Investors in Peru
The Notes and the information contained in this prospectus supplement and the accompanying prospectus are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the Notes and therefore, the disclosure obligations set forth therein will not be applicable to the Company or the sellers of the Notes before or after their acquisition by prospective investors. The Notes and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the Superintendencia del Mercado de Valores (Peruvian capital market regulator) (the “SMV”) nor have they been registered with the SMV’s Securities Market Public Registry (Registro Público del Mercado de Valores). Accordingly, the Notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian law and regulations and complies with the provisions on private offerings set forth therein.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes of any series may not be circulated or distributed, nor may the Notes of any series be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes of any series are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.
Notification under Section 309B of the SFA – The Company has determined, and hereby notifies all persons (including relevant persons (as defined in Section 309A(1) of the SFA)), that the Notes of each series are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.
Notice to Prospective Investors in the United Arab Emirates
This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.
This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the Notes of each series have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.
The issue and/or sale of the Notes of each series has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

LEGAL MATTERS
The validity of the Notes and the Guarantees under New York law will be passed upon for MercadoLibre by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. The validity of the Subsidiary Guarantees under Argentine, Brazilian, Mexican, Chilean and Colombian law will be passed upon by Marval O'Farrell Mairal, Veirano Advogados, Nader, Hayaux y Goebel, S.C., Claro & Cia. and Brigard & Urrutia Abogados SAS, respectively, as applicable to the relevant Subsidiary Guarantors.
EXPERTS
The Company’s consolidated financial statements as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, incorporated in this prospectus supplement by reference from Amendment No.1 to its Form 10-K for the fiscal year ended December 31, 2019, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. In their report included in the amendment to the Form 10-K, Deloitte expressed an adverse opinion on the effectiveness of internal control over financial reporting as of December 31, 2019. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

MercadoLibre, Inc.

Guaranteed Debt Securities

Debt Securities Guaranteed by

MercadoLibre S.R.L.
Ibazar.com Atividades de Internet Ltda.
EBazar.com.br Ltda.
Mercado Envios Serviços de Logistica Ltda.
MercadoPago.com Representações Ltda.
MercadoLibre Chile Ltda.
MercadoLibre, S. de R.L. de C.V.
DeRemate.com de México, S. de R.L. de C.V.
MercadoLibre Colombia Ltda.
By this prospectus, MercadoLibre, Inc. (“MercadoLibre”) may offer and sell from time to time, these debt securities, and the additional registrants listed above, which are subsidiaries of MercadoLibre, may offer guarantees of debt securities issued by MercadoLibre (the “guarantees”), in each case in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which these securities may be offered and sold. The specific manner in which the debt securities may be offered and sold will be described in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the related prospectus supplement, together with the documents we incorporate by reference, before you invest. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus.
We may offer and sell debt securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.
Investing in our debt securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 8 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 30, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, using an automatic shelf registration process. Because we used a shelf registration statement, we may, from time to time, in any combination, sell debt securities in one or more offerings. Each time that we sell debt securities, we will provide a prospectus supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any free writing prospectus related to the debt securities that is prepared by us or on our behalf or that is otherwise authorized by us, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
References in this prospectus to “we,” “us,” “our,” or “the Company” are to MercadoLibre, Inc. and its consolidated subsidiaries, unless the context indicates otherwise or unless otherwise specified. References to “Additional Registrants,” “Subsidiary Guarantors” or “Guarantors” are to MercadoLibre S.R.L., Ibazar.com Atividades de Internet Ltda., eBazar.com.br Ltda., Mercado Envios Serviços de Logistica Ltda., MercadoPago.com Representações Ltda., MercadoLibre Chile Ltda., MercadoLibre, S. de R.L. de C.V., DeRemate.com de México, S. de R.L. de C.V. and MercadoLibre Colombia Ltda.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are available to the public at the SEC’s website at http://www.sec.gov and at our investor relations website, investor.mercadolibre.com. Information on, or accessible through, our website that is not otherwise a part of this prospectus or any prospectus supplement.
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s website.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede the information incorporated by reference in this prospectus as well as the information contained in this prospectus. Therefore, before you decide to invest in a particular offering under this shelf registration, you should check for reports we may have filed with the SEC after the date of this prospectus. Information that is furnished, rather than filed, on our Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus. We incorporate by reference in this prospectus the following information:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 14, 2020, as amended by Amendment No.1 to our Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on December 23, 2020 (together, the “2019 Form 10-K”);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 6, 2020;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 10, 2020;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 5, 2020; and
•
our Current Reports on Form 8-K filed with the SEC on February 5, 2020, May 5, 2020, June 2, 2020, June 10, 2020, August 13, 2020, September 1, 2020 and November 12, 2020, except, in any such cases, the portions furnished and not filed pursuant to Item 2.02, 7.01 or 9.01 or otherwise.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including any information “furnished” under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than “filed,” which information is not incorporated by reference herein) prior to the termination of the offerings under this prospectus and any prospectus supplement.
The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus.
Each person, including any beneficial owner, to whom a prospectus is delivered, may obtain a copy of any of the information that has been incorporated by reference in this prospectus, without charge, by written or oral request directed to:
MercadoLibre, Inc.
Attention: Investor Relations
Pasaje Posta 4789, 6th floor
Buenos Aires, Argentina, C1430EKG
(+5411) 4640-8000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AND MARKET DATA
Any statements made or implied in this prospectus, in any prospectus supplement or in the documents incorporated by reference in this prospectus or any prospectus supplement, that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be evaluated as such. The words “anticipate,” “believe,” “expect,” “intend,” “plan,” “estimate,” “target,” “project,” “should,” “may,” “could,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate and their possible impact on our business and the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:
•	our expectations regarding the continued growth of online commerce and Internet usage in Latin America;
•	our ability to expand our operations and adapt to rapidly changing technologies;
•	our ability to attract new customers, retain existing customers and increase revenues;
•	the impact of government and central bank regulations on our business;
•	litigation and legal liability;
•	systems interruptions or failures;
•	our ability to attract and retain qualified personnel;
•	consumer trends;
•	security breaches and illegal uses of our services;
•	competition;
•	reliance on third-party service providers;
•	enforcement of intellectual property rights;
•	seasonal fluctuations;
•	political, social and economic conditions in Latin America; and
•
the current and potential impact of COVID-19 on our net revenues, gross profit margins, operating margins and liquidity due to future disruptions in operations as well as the macroeconomic instability caused by the pandemic.

You should carefully consider the risks specified under the caption “Risk Factors” on page 8 of this prospectus, in any prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our debt securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our debt securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
We caution you that the foregoing list may not contain all of the forward looking statements made in this prospectus, any accompanying prospectus supplement and the SEC filings incorporated by reference into this prospectus and any accompanying prospectus supplement.

This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus and the documents incorporated and deemed to be incorporated by reference herein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

MERCADOLIBRE, INC.
MercadoLibre, Inc. (together with its subsidiaries “us,” “we,” “our” or the “Company”) is the largest online commerce ecosystem in Latin America.
Our platform is designed to provide users with a complete portfolio of services to facilitate commercial transactions. We are a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on the number of unique visitors and page views. We also operate online commerce platforms in the Dominican Republic, Honduras, Nicaragua, El Salvador, Panama, Bolivia, Guatemala and Paraguay.
Through our platform, we provide buyers and sellers with a robust environment that fosters the development of a large ecommerce community in Latin America, a region with a population of over 644 million people and with one of the fastest-growing Internet penetration rates in the world. We believe that we offer technological and commercial solutions that address the distinctive cultural and geographic challenges of operating an online commerce platform in Latin America.
We offer our users an ecosystem of six integrated e-commerce services: the Mercado Libre Marketplace, the Mercado Pago FinTech platform, the Mercado Envios logistics service, the Mercado Libre Classifieds service, the Mercado Libre advertising solution and the Mercado Shops online webstores solution.
General Information
We are a Delaware corporation incorporated on October 15, 1999. Our registered office is located at 874 Walker Road, Suite C, Dover, Delaware. Our principal executive office is located at Pasaje Posta 4789, 6th floor, Buenos Aires, Argentina, C1430EKG.
The principal executive office of MercadoLibre S.R.L. (the “Argentine Guarantor”) is located at Av. Caseros 3039, 2nd. floor, Buenos Aires City, Argentina, C1264AAK.
The principal executive offices of Ibazar.com Atividades de Internet Ltda., EBazar.com.br Ltda., Mercado Envios Serviços de Logistica Ltda. and MercadoPago.com Representações Ltda. (together, the “Brazilian Guarantors” and each a “Brazilian Guarantor”) are located at Avenida das Nações Unidas, 3.003, Bonfim, Osasco, São Paulo, 06233-903.
The principal executive office of MercadoLibre Chile Ltda. (the “Chilean Guarantor”) is located at Av. Apoquindo N° 4800, Tower 2, Floor 21, Las Condes, Santiago, Chile, 7560969.
The principal executive offices of MercadoLibre, S. de R.L. de C.V. and DeRemate.com de México, S. de R.L. de C.V. (together, the “Mexican Guarantors” and each a “Mexican Guarantor”) are located at Av. Insurgentes Sur 1602, Floor 9 Col. Crédito Constructor, Ciudad de México, 03940.
The principal executive office of MercadoLibre Colombia Ltda. (the “Colombian Guarantor”) is located at Carrera 17, Number 93 - 09 Floor 3. Bogotá D.C., Colombia, 110221.
Our Internet address is www.mercadolibre.com. Our investor relations website is investor.mercadolibre.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on or connected to our website is neither part of nor incorporated into this prospectus supplement, the accompanying prospectus or any other SEC filings we make from time to time.

SUMMARIZED FINANCIAL INFORMATION – OBLIGOR GROUP
The Guaranteed Debt Securities registered hereby are the general unsecured senior obligations of MercadoLibre and will be guaranteed by the Subsidiary Guarantors fully and unconditionally on a joint and several basis. Any Subsidiary Guarantee will rank equally in right of payment with all of the Subsidiary Guarantor’s other existing and future senior unsecured debt obligations from time to time outstanding, except for statutory priorities under applicable local law.
Each Subsidiary Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Subsidiary Guarantee could be significantly less than amounts payable with respect to the Debt Securities, or a Subsidiary Guarantor may have effectively no obligation under its Subsidiary Guarantee.
Under the Indenture, the Subsidiary Guarantee of a Subsidiary Guarantor will terminate upon: (i) the sale, exchange, disposition or other transfer (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Company or a Subsidiary) otherwise permitted by the Indenture, (ii) satisfaction of the requirements for legal or covenant defeasance or discharge of the Debt Securities, (iii) the release or discharge of the guarantee by such Subsidiary Guarantor of the Triggering Indebtedness (as defined below under “Description of Debt Securities”) or the repayment of the Triggering Indebtedness, in each case, that resulted in the obligation of such Subsidiary to become a Subsidiary Guarantor, provided that in no event shall the Subsidiary Guarantee of an Initial Subsidiary Guarantor terminate pursuant to this provision, or (iv) such Subsidiary Guarantor becoming an Excluded Subsidiary (as defined below under “Description of Debt Securities”) or ceasing to be a Subsidiary.
We are presenting the following summarized financial information for the issuer and the initial Subsidiary Guarantors (together, the “Obligor Group”) pursuant to Rule 13-01 of Regulation S-X, Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. For purposes of the following summarized financial information, transactions between the Company and the Subsidiary Guarantors, presented on a combined basis, have been eliminated. Financial information for the non-guarantor subsidiaries, and any investment in a non-guarantor subsidiary by the Company or by any Subsidiary Guarantor, have been excluded. Amounts due from, due to and transactions with the non-guarantor subsidiaries and other related parties, as applicable, have been separately presented.
During the fourth quarter of 2020, the Company’s management decided to change the allocation of compensation costs among certain of our subsidiaries on a retrospective basis as of January 1, 2020. This change will affect the amounts presented as outstanding balances and transactions of the Obligor Group with the non-guarantor subsidiaries as of and for the nine-month period ended September 30, 2020. The amounts presented below do not give effect to this change, which would have reduced Net income of the Obligor Group by approximately $11-14 million for the nine-month period ended September 30, 2020. This change does not have a material effect on the Company’s consolidated financial statements because intra-group balances and transactions are eliminated for consolidation purposes.
Summarized balance sheet information for the Obligor Group as of September 30, 2020 and as of December 31, 2019 is provided in the table below:
(in millions)	September 30, 2020	December 31, 2019
Current assets(*)(**)	4,379.9	3,405.3
Non-current assets(***)	725.7	906.4
Current liabilities(****)	2,719.8	1,587.9
Non-current liabilities	868.9	864.7
(*)
Includes restricted cash and cash equivalents of $ 455.2 million and $ 29.3 million and guarantees in short-term investments of $663.6 million and $522.8 million as of September 30, 2020 and December 31, 2019, respectively.

(**)	Includes Current assets from non-guarantor subsidiaries of $84.4 million and $47.0 million as of September 30, 2020 and December 31, 2019, respectively.
(***)	Includes Non-current assets from non-guarantor subsidiaries of $51.3 million and $30.2 million as of September 30, 2020 and December 31, 2019, respectively.
(****)	Includes Current liabilities to non-guarantor subsidiaries of $58.6 million and $34.6 million as of September 30, 2020 and December 31, 2019, respectively.

Summarized statement of income information for the Obligor Group for the nine-month period ended September 30, 2020 and the year ended December 31, 2019 is provided in the table below:
(in millions)	Nine-month period ended September 30, 2020	Year ended December 31, 2019
Net revenues(*)	2,458.4	2,177.6
Gross profit(**)	1,054.1	994.2
Net income (loss)(***)	6.6	(183.1)
(*)
Includes Net revenues from transactions with non-guarantor subsidiaries of $38.6 million and $32.7 million for the nine-month period ended September 30, 2020 and for the year ended December 31, 2019, respectively.

(**)
Includes charges from transactions with non-guarantor subsidiaries of $126.3 million and $58.0 million for the nine-month period ended September 30, 2020 and for the year ended December 31, 2019, respectively.

(***)
In addition to the charges included in Gross profit, Net income (loss) includes charges from transactions with non-guarantor subsidiaries of $95.7 million and $80.4 million for the nine-month period ended September 30, 2020 and for the year ended December 31, 2019, respectively.

RISK FACTORS
Investing in our debt securities involves risk. Before making an investment decision, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus.
Risks Relating to our Debt Securities and Guarantees
Exchange controls and other restrictions on the movement of capital in certain countries in Latin America may impair your ability to receive payments on the guarantees and restrict the Guarantors’ ability to make payments in U.S. dollars.
The Argentine economy has experienced balance of payment deficits and shortages in foreign exchange reserves, and the government has responded by restricting the ability of companies to convert local currencies into foreign currencies and imposing other exchange controls. These restrictive exchange control measures prevent or restrict the access of any Argentine Guarantor to purchase U.S. dollars and the ability to remit them out of the Republic of Argentina, and consequently its ability to meet its U.S. dollar obligations under the guarantees, as well as the Company’s ability to receive cash from its Argentine subsidiaries to meet its obligations. As of the date of this Prospectus, the purchase of non-Argentine currency and transfer of such funds outside of the Republic of Argentina in compliance with the Guarantor’s obligations is not permitted by the Central Bank of the Republic of Argentina.
In the future, the Argentine government may impose additional restrictions affecting the payment of obligations in foreign currency or the issuance of a judgment or order in foreign currency by an Argentine court. For more information see “Item 1A. Risk Factors—Exchange controls implemented by the Argentine Government on the acquisition of U.S. dollars and other foreign currencies could have a material adverse impact on our operations, business, financial condition and results of operations,” “—Our business, results of operations and financial condition are particularly sensitive to adverse developments in the Argentine economy,” “—Our reporting currency is the U.S. dollar but our revenues are generated in the currencies of each country where we operate. Therefore, if the U.S. dollar strengthens relative to these foreign currencies, the economic value of our revenues in U.S. dollar terms will decline,” in our 2019 Form 10-K.
In the past, other economies in Latin America have also experienced balance of payment deficits and shortages in foreign exchange reserves, and governments have imposed restrictions like those described above. Those governments may institute restrictive exchange controls in the future. Any restrictive exchange control measures could prevent or restrict the Guarantors’ access to U.S. dollars, and consequently the Guarantors’ ability to meet its U.S. dollar obligations under the guarantees, as well as the Company’s ability to receive cash from its subsidiaries to meet its obligations. For more information see “Item 1A. Risk Factors—Local currencies used in the conduct of our business are subject to depreciation, volatility and exchange controls” in our 2019 Form 10-K.
Our debt securities and the guarantees will be unsecured, so they will be effectively subordinated to any secured debt we and the Guarantors may incur.
Our debt securities will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured debt. The debt securities will be effectively junior to any secured debt to the extent of the value of the assets securing such debt in the event that we become subject to dissolution, liquidation, reorganization, bankruptcy or other similar proceedings. In that event, holders of debt securities may not be able to recover any principal or interest they are due under such debt securities.
The guarantees provided by each of the Guarantors will be senior unsecured obligations and will rank equally in right of payment with all of such Guarantor’s other existing and future senior unsecured debt, except for statutory priorities under applicable local law. The guarantees provided by each of the Guarantors will be effectively junior to any secured debt of such Guarantor to the extent of the value of the assets securing such debt in the event that such Guarantor becomes subject to dissolution, liquidation, reorganization, bankruptcy or other similar proceeding. In that event, holders of debt securities guaranteed by each of the Guarantors may not be able to recover any principal or interest they are due under the debt securities as a result of the guarantees. As of September 30, 2020, the Guarantors, taken together, had $268.8 million of secured indebtedness.

Creditors of our subsidiaries, other than the Guarantors, will have priority over the holders of our debt securities in claims to assets of our subsidiaries, other than the Guarantors.
Unless otherwise specified in the applicable prospectus supplement, the debt securities and the guarantees will only be obligations of MercadoLibre and the Guarantors, and not of any of our other subsidiaries. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries. Claims of creditors of our subsidiaries, other than the Guarantors, including trade creditors and bank and other lenders, will have priority over the holders of our debt securities in claims to assets of our subsidiaries, other than the Guarantors. Our ability to meet our obligations, including under our debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual, regulatory and other restrictions and are subject to other business considerations, including but not limited to any senior claims to which the Guarantors may be subject. In addition, creditors of a Guarantor may hold negotiable instruments or other instruments governed by local law that grant rights to attach assets at the inception of judicial proceedings in the relevant jurisdiction, which could result in priorities benefitting those creditors compared to the rights of holders of the debt securities.
Judgments of courts outside the United States in enforcement actions against the Company or the Guarantors would be payable only in local currency.
Although we are a Delaware corporation, our subsidiaries and substantially all of our assets are located outside of the United States. Any enforcement action in a court outside the United States will be subject to compliance with requirements under applicable local law, including that, in certain jurisdictions, neither the Company nor any of the Guarantors would be required to discharge their respective obligations in those countries in a currency other than the local currency. The laws of each Guarantor’s jurisdiction will prescribe the exchange rate at which obligations under each Guarantee will be converted to local currency for this purpose. In addition, the Company’s and the Guarantors’ obligations to indemnify holders against exchange losses may be unenforceable in certain of those countries, including but not limited to Colombia and Mexico.
A finding that any of the Guarantors is subject to U.S. bankruptcy laws or similar laws in other Guarantor jurisdictions and that any of the guarantees executed by it was a fraudulent conveyance could result in the relevant noteholders losing their legal claim against that Guarantor.
In the event that U.S. federal fraudulent conveyance or similar laws in other jurisdictions are applied to the guarantees, and any of the Guarantors, at the time it entered into the guarantee:
•	was or is insolvent or rendered insolvent by reason of our entry into such guarantee;
•	was or is engaged in business or transactions for which the assets remaining with the Guarantor constituted unreasonably small capital; or
•	intended to incur or incurred, or believed or believe that the Guarantor would incur, debts beyond the Guarantor’s ability to pay such debts as they mature; and
•	in each case, intended to receive or received less than the reasonably equivalent value or fair consideration therefor, then the Guarantor’s obligations under the guarantee could be avoided, or claims with respect to that agreement could be subordinated to the claims of other creditors. Among other things, a legal challenge to the guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantors as a result of the issuance of the debt securities. To the extent that the guarantee is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the debt securities would not have a claim against the Guarantor under the guarantee and would solely have a claim against the Company. The Guarantor cannot ensure that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the noteholders relating to any avoided portion of the guarantee.
The indenture governing the debt securities includes a “savings clause” intended to limit each Guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. On at least one occasion, a U.S. bankruptcy court has found this kind of provision to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety.

Changes in our credit ratings may adversely affect your investment in the debt securities.
We currently expect that, prior to issuance, the debt securities will be rated by one or more rating agencies. The ratings of credit rating agencies are not recommendations to purchase, hold or sell securities. An explanation of the significance of such ratings may be obtained from each rating agency. There can be no assurance that credit ratings will remain in effect for any given period of time or that they will not be lowered, suspended or withdrawn entirely by the rating agencies, including if our leverage increases or our operating results deteriorate. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the debt securities.
Negative covenants in the indenture governing the debt securities will have limited effect.
The indenture governing the debt securities will contain only limited negative covenants that apply to us and our subsidiaries, including the Guarantors. These covenants will not require us or any Guarantor to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity, and will not limit our ability or the ability of our subsidiaries, including the Guarantors, to:
•	incur additional indebtedness;
•	repurchase our equity securities or make distributions to our shareholders;
•	repay indebtedness; and
•	make investments.
In light of the limited negative covenants in the debt securities, we and our subsidiaries, including the Guarantors, may incur substantial debt. In addition, the limitation on merger, consolidation and sale of all or substantially all of our of assets that will be included in the indenture may have limited effect.
The negative covenants in the indenture will not limit our ability to manage which elements of our business are conducted by the Obligor Group and which elements are conducted by the non-guarantor subsidiaries. For example, we could develop or acquire a profitable new business in non-guarantor subsidiaries, or a Guarantor could transfer a profitable business to a non-guarantor subsidiary. Similarly, a Guarantor could develop or acquire an unprofitable business. Our practices for billing inter-company services could also change to the detriment of the Obligor Group. We may also be entitled to cause a Guarantor to become a non-guarantor subsidiary, including as a result of regulatory restrictions or requirements. In any of these cases, there could be a material adverse effect on the financial performance of the Obligor Group, or on the proportion of our combined assets and liabilities, net revenues, gross profit and net income represented by the Obligor Group. See “Summarized Financial Information – Obligor Group.”
The indenture, the debt securities and the guarantees will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the debt securities.

USE OF PROCEEDS
Unless the applicable prospectus supplement indicates otherwise, we intend to use the net proceeds from the sale of the debt securities offered hereby for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES
A brief summary of some of the provisions of the debt securities and the indenture that will govern the debt securities, other than pricing and related terms, redemption rights, restrictive covenants and other specifications that will be discussed in a prospectus supplement, that would be important to holders of debt securities is set forth below. The description is qualified in its entirety by reference to an indenture (the “Indenture”) to be entered into between us and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent (the “Trustee”), as amended, modified or supplemented by any supplemental indenture, under which debt securities may be issued. The following description of our debt securities is only a summary of the material terms, does not purport to be complete and may be supplemented in prospectus supplements. We urge you to read the Indenture, including any supplements, in their entirety because the Indenture, and not this description, will define your rights as a beneficial holder of debt securities. As used in this “Description of Debt Securities,” the terms “Company,” “we,” “us,” and “our” refer to MercadoLibre, Inc. and not to any of its consolidated subsidiaries.
General
We may issue an unlimited aggregate principal amount of debt securities under the Indenture. The debt securities will be our direct unsecured general obligations. We may issue debt securities that are senior or subordinated to the debt securities under the Indenture pursuant to separate indentures. The material terms of the securities or any separate indenture will be set forth in the applicable prospectus supplement.
Indenture and Trustee
Unless otherwise specified in the applicable prospectus supplement, our debt securities will be governed by the Indenture and supplemental indentures relating to particular series of debt securities. The Indenture is a contract to be entered into between us and The Bank of New York Mellon, as Trustee, registrar, paying agent and transfer agent.
The Trustee has two main roles:
•
First, the Trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations to the extent to which the Trustee acts on your behalf, described in the applicable prospectus supplement; and

•	Second, the Trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new holder if you sell them and sending you notices.
The Indenture and its associated documents will contain the full legal text of the matters described in this section. A form of the Indenture appears as an exhibit to the registration statement of which this prospectus forms a part.
Issuance in Series
We may issue debt securities in one or more separate series. The prospectus supplement relating to an offering of a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•	the title of the series (which shall distinguish the series from all other series of debt securities);
•	any limit on the aggregate principal amount of the series that may be authenticated and delivered under the Indenture;
•
the person to whom any interest on a security of the series shall be payable, if other than the person in whose name that debt security is registered at close of business on the record date for such interest;

•	the date or dates on which the principal of and any premium on the securities of the series is payable or the method by which such date or dates shall be determined;
•
the rate or rates (or method for establishing the rate or rates) at which the securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the dates on which such interest shall be payable and the record date for the interest payable (or the method for establishing such date or dates);

•	the place or places where the principal of (and premium, if any) and interest on the securities of the series shall be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the securities of the series may be redeemed, in whole or in part, at our option;
•
our obligation, if any, to redeem or purchase the securities of the series pursuant to any sinking fund or analogous provisions or at our option or the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation or option;

•	if other than denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, the denominations in which the securities of the series shall be issuable;
•
if other than the full principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon acceleration of maturity or the method by which such portion shall be determined;

•	if other than U.S. dollars, the currency, currencies, currency unit or currency units in which the principal of, and any premium and interest on the securities of the series shall be payable;
•
if the principal of (and premium, if any) and interest on the securities of the series are to be payable, at our election or at the election of any holder, in a currency or currencies (including composite currencies) other than that in which the securities of the series are stated to be payable, the period or periods within which, and the terms and conditions, upon which, such election may be made;

•
if the amounts of payments of principal (and premium, if any) and interest on the securities of the series may be determined with reference to an index, the manner in which such amounts shall be determined;

•	whether the securities of the series shall be issued in whole or in part in the form of one or more global securities and, in such case, the depository for such global security or global securities;
•
any additional or different events of default that apply to the securities of the series, and any change in the right of the Trustee or the holders of such series of securities to declare the principal thereof due and payable;

•
if the securities of such series are to be guaranteed by any subsidiary guarantor or by any other guarantees on the securities of such series, if different from, or in addition to, any other guarantees by any subsidiary guarantor, an express determination to that effect;

•	any additional or different covenants or events of default that apply to the securities of the series;
•	the form of the securities of the series; and
•	any other terms of the series (which terms shall not contradict the provisions of the Indenture).
Subsidiary Guarantees
Unless otherwise specified in the applicable prospectus supplement, the obligations of the Company pursuant to the debt securities of any series will be fully and unconditionally guaranteed (a “Subsidiary Guarantee”), jointly and severally, on an unsecured basis, by MercadoLibre S.R.L., eBazar.com.br Ltda., Ibazar.com Atividades de Internet Ltda., MercadoEnvios Servicos de Logistica Ltda., MercadoPago.com Representações Ltda., DeRemate.com de México S. de R.L. de C.V., MercadoLibre, S. de R.L. de C.V., MercadoLibre Chile Ltda., MercadoLibre Colombia Ltda. (collectively, the “Initial Subsidiary Guarantors”) and any other Subsidiary (other than an Excluded Subsidiary) that becomes a guarantor in respect of Triggering Indebtedness (together with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors”).
Each Subsidiary Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Subsidiary Guarantee could be significantly less than amounts payable with respect to the debt securities, or a Subsidiary Guarantor may have effectively no obligation under its Subsidiary Guarantee.
We cannot assure you that this limitation will protect the Subsidiary Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Subsidiary Guarantees would suffice, if necessary, to pay the debt securities in full when due.

The Subsidiary Guarantee of a Subsidiary Guarantor will terminate upon:
•
the sale, exchange, disposition or other transfer (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Company or a Subsidiary) otherwise permitted by the Indenture;

•	defeasance or discharge of the debt securities pursuant to the Indenture;
•
the release or discharge of the guarantee by such Subsidiary Guarantor of the Triggering Indebtedness or the repayment of the Triggering Indebtedness, in each case, that resulted in the obligation of such Subsidiary to become a Subsidiary Guarantor; provided that in no event shall the Subsidiary Guarantee of an Initial Subsidiary Guarantor terminate pursuant to this provision; or

•	such Subsidiary Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary.
If any Subsidiary (other than an Excluded Subsidiary) becomes a guarantor of Triggering Indebtedness, within 60 business days of such event, the Company shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary shall become a Subsidiary Guarantor on terms substantially similar to other Subsidiary Guarantees, subject to modifications as determined by the Company in good faith to take into account any legal requirements or limitations applicable to such Subsidiary Guarantor.
Other than as set forth in the immediately preceding paragraph, the Company shall have the right to designate, in its sole discretion, any Subsidiary as a Subsidiary Guarantor.
The following sets forth certain of the defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other terms used herein for which no definition is provided.
“Excluded Subsidiary” means any Subsidiary that: (i) is not or ceases to be a Wholly Owned Subsidiary of the Company as a consequence of a third party investing in or acquiring Capital Stock of such Subsidiary for fair market value, as determined in good faith by the Company; (ii) is prohibited or restricted by applicable law or regulation from being or becoming a Subsidiary Guarantor or, if the guarantee of the debt securities would require governmental (including regulatory) consent, approval, license or authorization, or is or becomes a regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, and in each case, the Company reasonably determines that the granting or maintenance of a Subsidiary Guarantee by such Subsidiary is prohibited by, or would be unduly burdensome under, applicable laws or regulations; or (iii) in the case of any Subsidiary other than an Initial Subsidiary Guarantor, the Company reasonably determines that the granting or maintenance of a Subsidiary Guarantee by such Subsidiary would result in adverse tax consequences to the Company or any of its Subsidiaries.
“Triggering Indebtedness” means (i) any U.S. Dollar or Euro debt securities of the Company (other than the debt securities) issued in the international capital markets, or (ii) any bilateral or syndicated credit facility extended by any financial institutions to the Company that has an aggregate principal amount at any one time outstanding in excess of U.S.$100 million.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE OF DEBT SECURITIES
References to “MercadoLibre,” “us,” “we” or “our” in this section mean MercadoLibre, Inc. and do not include our subsidiaries. In this section we describe special considerations that will apply to registered debt securities issued in global—i.e., book-entry—form. First, we describe the difference between legal ownership and indirect ownership of registered debt securities. Then we describe special provisions that apply to global debt securities.
Who Is the Legal Owner of a Registered Debt Security?
Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. We refer to those who have debt securities registered in their own names, on the books that we or the Trustee or other agent maintain for this purpose, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect owners of those debt securities. As we discuss below, indirect owners are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect owners.
Book-Entry Owners
We will issue each debt security in book-entry form only. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.
Under the Indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.
As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the debt securities.
Street Name Owners
In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.
For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those debt securities.
Legal Holders
Our obligations as well as the obligations of the Trustee under the Indenture and any other third parties employed by us, the Trustee or any of those agents, run only to the holders of the debt securities. We have no obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—e.g., to amend the Indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an Indenture—we would seek the approval only from the holders, and not the indirect owners, of the relevant debt securities. Whether and how the holders contact the indirect owners is up to the holders.
When we refer to “you” in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those debt securities. When we refer to “your debt securities” in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.
Special Considerations for Indirect Owners
If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:
•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	whether and how you can instruct it to exchange or convert a debt security for or into other property;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you debt securities registered in your name so you can be a holder, if that is permitted in the future;
•	how it would exercise the rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the global debt securities are in book-entry form, how the depository’s rules and procedures will affect these matters.
What is a Global Security?
We will issue each debt security in book-entry form only. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any debt security for this purpose is called the “depositary” for that debt security. A debt security will usually have only one depositary but it may have more.
Each series of debt securities will have one or more of the following as the depositaries:
•	The Depository Trust Company, New York, New York, which is known as “DTC”;
•	a financial institution holding the debt securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;
•	a financial institution holding the debt securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and
•	any other clearing system or financial institution named in the applicable prospectus supplement.
The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your debt securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.
A global security may represent one or any other number of individual debt securities. Generally, all debt securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple debt securities of the same kind that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your debt securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global security will not be a holder of the debt security, but only an indirect owner of an interest in the global security.
If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of debt securities and instead deal only with the depositary that holds the global security.
If debt securities are issued only in the form of a global security, an investor should be aware of the following:
•
an investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “—Who Is the Legal Owner of a Registered Debt Security?”;

•	an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in non-book-entry form;
•
an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the Trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the Trustee also do not supervise the depositary in any way;

•
the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will be Terminated
If we issue any series of debt securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the debt securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.
In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Who Is the Legal Owner of a Registered Debt Security?”.
The special situations for termination of a global security are as follows:
•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the Trustee that we wish to terminate that global security; or
•	in the case of a global security representing debt securities issued under the Indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.
If a global security is terminated, only the depositary, and not we or the Trustee for any debt securities is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.
Considerations Relating to Euroclear and Clearstream
Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.
Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.
As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.
Special Timing Considerations for Transactions in Euroclear and Clearstream
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION
We may sell debt securities from time to time in one or more transactions: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents.
The securities may be distributed from time to time in one or more transactions, each of which will be described in the applicable prospectus supplement and which may include transactions:
•	at a fixed price or prices, which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
When we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of those securities, including (i) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) the price of the securities and the net proceeds to us from that sale, (iii) any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation; (iv) any discounts, commissions or concessions allowed or reallowed or paid to dealers; (v) any securities exchanges on which those debt securities may be listed; and (v) terms and conditions of the offering.
Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.
If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS
Unless otherwise specified in the applicable prospectus supplement, the validity of the debt securities and the guarantees under New York law will be passed upon for MercadoLibre by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. The validity of the guarantees under Argentine, Brazilian, Mexican, Chilean and Colombian law will be passed upon by Marval O'Farrell Mairal, Veirano Advogados, Nader, Hayaux y Goebel, S.C., Claro & Cia. and Brigard & Urrutia Abogados SAS, respectively, as applicable to the relevant Guarantors.
EXPERTS
The Company’s consolidated financial statements as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, incorporated in this prospectus by reference from Amendment No.1 to its Form 10-K for the fiscal year ended December 31, 2019, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. In their report included in the amendment to the Form 10-K, Deloitte expressed an adverse opinion on the effectiveness of internal control over financial reporting as of December 31, 2019. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.